AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 12, 2001
                                                   REGISTRATION NO. 333-47082

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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                  AMENDMENT 3 TO
                                    FORM S-1

                REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             EMISSIONS TESTING, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             GEORGIA                          7500                       58-2542609
(STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)       IDENTIFICATION NO.)

          400 COLONY PARK, BUILDING 104, SUITE 600, CUMMING, GEORGIA 30041
                                 (678) 947-6718
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                      Richard A. Parlontieri, President/CEO
                             Emissions Testing, Inc
                    400 Colony Park, Building 104, Suite 600
                             Cumming, Georgia 30041
                                 (678) 947-6718

   (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

             Agent for Service:                         With a Copy to:
     Richard A. Parlontieri, President/CEO        Thomas Stalzer, Esq.
     Emissions Testing, Inc.                      Epstein, Becker & Green, P.C.
     400 Colony Park, Building 104, Suite 600     3399 Peachtree Road, N.E.
     Cumming, Georgia  30041                      Suite 1400
     (678) 947-6718                               Atlanta, Georgia  30326-2834
                                                  (404) 812-5680

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [ ].

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
------------------------------- --------------- -------------------------- --------------------------- --------------------------
Title and Each Class of         Amount          Proposed Maximum           Proposed Maximum            Amount of Registration
Securities to be                to be           Offering Price Per Unit    Aggregate Offering Price    Fee
Registered                      Registered
------------------------------- --------------- -------------------------- --------------------------- --------------------------
Common Stock, no par value      2,000,000(1)                $5.50                  $11,000,000
Common Stock, no par value      4,623,137(2)                $5.50 (3)              $25,427,254
                                ---------                   -----                  -----------
TOTALS:                         6,623,137                                          $36,427,254                       $9,107(4)
                                =========                                          ===========

------------------------------- --------------- -------------------------- --------------------------- --------------------------


1.       Represents shares to be offered for sale by us.
2.       Represents shares to be offered by the Selling Shareholders.
3.       Estimated solely for purposes of calculating the registration fee.
4.       Previously paid to the Commission by us.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

This prospectus and the information contained herein are subject to completion or amendment. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                       PROSPECTUS (SUBJECT TO COMPLETION)
                           ISSUED             , 2001

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                   EMISSIONS TESTING, INC. DBA SPEEDEMISSIONS
                        6,623,137 Shares of Common Stock

                                     [LOGO]
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    We are registering 6,623,137 shares of our common stock, no par value per share. The shares consist of the following:

    (I) 2,000,000 shares are being offered for sale by us. These shares will be
        offered for sale through        on a "best efforts, no minimum" basis.
               is not required to sell any specific number or dollar amount of securities but will use their best efforts to sell the securities offered. All net sale proceeds from the sale of these shares will be paid directly to us by the broker-dealers promptly upon receipt, and no escrow, trust or other account will be used to hold investors' funds pending the completion of this offering. This offering will end at 6:00 P.M. (New York Time) on the six month anniversary date of this prospectus. We intend to offer our shares in this offering at a price of $5.50 per share. See "Plan of Distribution."

                                                             PER SHARE      TOTAL
                                                             ---------   -----------
Public offering price......................................    $5.50     $11,000,000
Underwriting commissions (12%).............................    $0.66     $ 1,320,000
Proceeds, before expenses, to Emissions Testing............    $4.84     $ 9,680,000

   (II) 4,623,137 shares are being registered on behalf of the selling shareholders identified below under the heading "Selling Shareholders." We will not receive any proceeds from the resale of these shares.

                                                             PER SHARE      TOTAL
                                                             ---------   -----------
Selling Shareholders' offering price.......................    $5.50     $25,427,254
Selling commissions (assumed)..............................    $0.66     $ 3,051,270
Net Proceeds to Selling Shareholders.......................    $4.84     $22,375,984

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    Prior to this offering, no public market has existed for our shares of common stock. We plan to have our common stock quoted on the Over-the-Counter Bulletin Board under the symbol SMOG.


    THE PURCHASE OF THE COMMON STOCK CARRIES WITH IT A HIGH DEGREE OF RISK. INVESTORS MAY LOSE THEIR ENTIRE INVESTMENT IN OUR COMMON STOCK. SEE "RISK FACTORS" ON PAGES 6 TO 12 FOR A DISCUSSION OF CERTAIN RISKS CONCERNING US AND THIS OFFERING BEFORE INVESTING IN OUR SHARES.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY........................................................1
THE OFFERING..............................................................4
RISK FACTORS..............................................................6
FORWARD LOOKING STATEMENTS...............................................13
OFFERING PRICE FOR OUR 2,000,000 SHARES..................................13
USE OF PROCEEDS..........................................................14
DIVIDEND POLICY..........................................................14
DILUTION.................................................................15
CAPITALIZATION...........................................................18
SELECTED FINANCIAL DATA..................................................19
MANAGEMENT'S DISCUSSION AND ANALYSIS/FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS.................................................20
BUSINESS.................................................................25
EMPLOYEES AND CONSULTANTS................................................34
REAL ESTATE..............................................................40
OUR PRIOR SERIES A CONVERTIBLE DEBENTURES AND WARRANTS...................41
MANAGEMENT...............................................................43
PRINCIPAL SHAREHOLDERS AND MANAGEMENT....................................46
SELLING SHAREHOLDERS.....................................................48
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................50
RECENT TRANSACTIONS......................................................51
RECENTLY ISSUED ACCOUNTING STANDARDS.....................................52
DESCRIPTION OF CAPITAL STOCK.............................................53
TRANSFER AGENT AND REGISTRAR.............................................57
SHARES ELIGIBLE FOR FUTURE SALE..........................................58
PLAN OF DISTRIBUTION.....................................................60
LEGAL MATTERS............................................................62
EXPERTS..................................................................62
WHERE YOU CAN FIND ADDITIONAL INFORMATION................................62

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                               PROSPECTUS SUMMARY
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         THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD CAREFULLY REVIEW THE INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS, IN PARTICULAR THE DISCUSSION UNDER THE HEADING "RISK FACTORS".

                             EMISSIONS TESTING, INC.

OUR BUSINESS

         We are a start-up enterprise. We were formed as a Georgia corporation on May 5, 2000, for the purpose of engaging primarily in the business of opening, developing, acquiring and operating vehicle emissions testing stations. We do business with the public under the trade name "Speedemissions," using a distinctive logo and color scheme that identifies our testing stations. We currently operate four emissions testing stations in the Metro Atlanta Area in the State of Georgia. Our revenue for the period from May 5, 2000 through December 31, 2000 was $167,000, during which time we incurred a net loss of $541,000.

         To improve air quality in the United States, many states have enacted statutes and regulations that require vehicles owned in those states to be tested periodically for emissions. Generally, under those laws, vehicles that fail to pass an emissions test are required to undergo certain repairs to correct the emissions problem. We formed Emissions Testing, Inc., for the purpose of conducting vehicle emissions testing. Under our current business plan, we do not intend to perform vehicle repair work on cars and trucks that fail to pass an emissions test.

         One state that requires periodic vehicle emissions testing is Georgia. By law, Georgia mandates emissions testing of vehicles in the 13 counties that comprise and surround the Metro Atlanta Area. These counties include Cherokee, Clayton, Cobb, Coweta, DeKalb, Douglas, Fayette, Forsyth, Fulton (which encompasses the City of Atlanta), Gwinnett, Henry, Paulding and Rockdale. According to the Environmental Protection Division of the State of Georgia, an estimated 1,335,000 vehicles will be tested in the state for emissions during the year 2000 and, according to projections of the Georgia EPD, that number is expected to increase by 68%, to 2,240,000 vehicle tests in 2001. The increase is attributable to two key factors: First, Georgia recently enacted new rules that require emissions testing on an annual basis, as opposed to testing every other year; second, the population of the State of Georgia continues to increase, much of which is concentrated in the Metro Atlanta Area.

         Georgia law regulates the price that emissions testing operators may charge for their testing service. Currently, the charge may not be less than $10.00 nor more than $25.00. Of the price charged by the operator for each test, $7.40 must be remitted to the state by the operator in the form of a fee. Beginning April 1, 2001, the fee that must be remitted to the state will be reduced to $6.95. The balance of the price received by the operator for its testing service is retained by the operator.

OUR GROWTH STRATEGY

         Our initial marketing plan focuses on Georgia. To effect this plan, we intend to operate several testing stations in relatively close proximity to one another in various "clusters" within the Metro Atlanta Area. Each cluster will have a radius of approximately 10 to 12 miles. By clustering our stations, we hope to establish and maintain name recognition with persons who live and work in our markets, which we believe will lead to customer goodwill and repeat business. Our goal is have our customers think of us and our locations whenever they need to have their cars and trucks tested for emissions.

         Our first "cluster" of stations is located in parts of Gwinnett, Forsyth and DeKalb Counties, situated in the northeast part of the Metro Atlanta Area. This area was selected because of its dense population and the expectation for further population growth.


         At each of our four stations within this cluster, we own the emissions testing equipment that we use, and we lease the land and the buildings that we occupy. On June 1, 2000, we acquired our first two emissions testing stations, one located at 27 East Crogan Street in Gwinnett County, and the other at 554 Atlanta Highway in Forsyth County. These stations were pre-existing emissions testing sites when we purchased them. In November 2000, we opened two additional testing stations in Gwinnett County, one at 1807 Beaver Ruin Road and the other at 4125 Jimmy Carter Boulevard. These sites previously operated as car wash facilities, which we converted into emissions testing stations. The Atlanta Highway, Beaver Ruin and Jimmy Carter stations are equipped to test one vehicle at a time. We upgraded the East Crogan Street station on February 3, 2001 to test two vehicles at a time. Though we do not have any pending probable acquisitions of existing or other testing stations, we are in the process of identifying two new sites within our initial cluster area that will be the locations of our fifth and sixth stations. Most likely, our fifth and sixth stations will involve the conversion of car wash or other facilities into emissions testing stations.
We have already purchased the equipment we will need for one of those facilities. Our fifth and sixth stations should be opened for business during the second quarter of 2001. We intend to open or acquire approximately two to four additional stations in our initial cluster area, and then concentrate on opening or acquiring testing stations in one or more other cluster areas in Metro Atlanta.


         In selecting sites for our emissions testing stations, we seek to find locations at busy intersections on heavily traveled roads, which have convenient means of ingress and egress for our customers. We believe that, when a vehicle owner decides to have his or her car or truck tested for emissions, convenience is key. With that in mind, we decided to open our third and fourth stations on properties on which Texaco, Inc., operates a gas station and food mart. At these sites, Texaco decided to close down their car wash facilities. We converted the car wash facilities to emissions testing stations. We believe these sites are especially convenient for customers, allowing them to purchase gas and food items, and to have their vehicles tested for emissions, all at the same location. We plan to find similar opportunities with Texaco and the other major oil companies. To date, however, we have not conducted market or consumer surveys, studies or tests in selecting our sites, and we have no plans to do so in the future.

         As we grow, we plan to market our emission testing services in other states that have emissions testing laws similar to those of Georgia. The states of California, North Carolina, Pennsylvania, Texas and Virginia are future potential market areas for us, based upon current laws and regulations. The rate of our growth will depend upon the amount of capital available to us for expansion, and our ability to locate and secure test sites that will be financially successful.

         As noted above, we have no plans to repair vehicles that fail to pass an emissions test. While some of our competitors do provide repair services, we believe our customers may question the integrity of our testing service knowing that we could make more money if a vehicle fails to pass an emissions test. Accordingly, in an effort to protect the customer's perception of our testing service - which is the sole source of our revenue - we will not provide repair services. We believe such a strategy will enhance our ability to attract repeat business over the coming years.

         Thus far, we have financed the development of our business primarily through the sale of convertible debentures. On June 1, 2000, we entered into a Securities Purchase Agreement with GCA Strategic Investment Fund Limited, under which we sold to GCA $1 million of our Series A convertible debentures, all on the terms set and conditions set forth in that agreement. On January 31, 2001 GCA converted our debentures, plus outstanding accrued interest, into 3,553,137 shares of our common stock.

         Currently, we have sufficient funds to open our fifth and sixth emissions testing stations and to cover our expected operating costs for the next six to nine months. However, we do not have sufficient capital to grow our business beyond six stations. Our plan in this offering is to raise funds that will allow us to implement our strategy of increasing the number of testing stations that we operate in the Metro Atlanta Area and to expand our operations into other states that we deem appropriate for our business.

CORPORATE INFORMATION

         Our address is 400 Colony Park Drive, Building 104, Suite 600, Cumming, Georgia 30040. Our phone number is (678) 947-6718 and our facsimile number is (678) 947-5034. Our web page address is www.speedemissions.com. Information contained in our web site is not incorporated by reference into this prospectus and you should not consider information contained in our web site as part of this prospectus.

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                                  THE OFFERING
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            Common stock offered in this offering                                6,623,137 shares

            Common Stock to be outstanding after the offering                    7,903,137 shares (1)

            Use of proceeds...........................................           To open and acquire additional emissions
                                                                                 testing stations, for working capital and
                                                                                 other general corporate purposes.

--------------------------

The above table includes the following:

(1) This number is based on the number of shares outstanding as of January 31, 2001 and includes:

*        5,903,137 shares of our common stock currently outstanding; and

*        2,000,000 shares of common stock offered by us in this offering;

         But excludes:

* 1,000,000 shares of common stock reserved for issuance under the 2000 Stock Option Plan.

GENERAL INFORMATION

INFORMATION ABOUT THE EMISSIONS TESTING INDUSTRY, STATION AND MARKET DATA

         As you review the station and market data contained throughout this prospectus, you should note the following:

o We obtained certain information from the United States Environmental Protection Agency with regard to the ongoing programs for air quality control, inspections and maintenance. As of December 1, 2000, additional information is available on the Internet at HTTP://WWW.EPA.GOV/.

o We obtained information about the industry, its size and potential application from the Manufacturers of Emission Controls Association ("MECA"), a non-profit association formed in 1976 to provide information on exhaust control technology and its implementation. Its members include manufacturers of emission control equipment for automobiles, trucks, buses, off-road vehicles and stationary sources. MECA's report of June 1999 on Inspection/Maintenance Implementation Status Report as well as additional information regarding the industry is available on the Internet at HTTP://WWW.MECA.ORG/.

o We utilized population and workforce data for the State of Georgia from the Bureau of Labor, State of Georgia, in estimating the market size and demographics for that state. As of December 1, 2000, additional information is available on the Internet at HTTP://WWW.CLEANAIRFORCE.COM.

o We obtained historical information with regard to the emissions testing programs in the State of Georgia from the Georgia Environmental Protection Division. As of December 1, 2000, additional information is available on the Internet at HTTP://WWW.CLEANAIRFORCE.COM.

o All market information appearing in this prospectus is for 1999, unless otherwise indicated.

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                                  RISK FACTORS
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            YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE PURCHASING OUR COMMON STOCK. OUR COMMON STOCK IS A HIGHLY SPECULATIVE INVESTMENT AND A PURCHASER COULD LOSE ALL OF THE MONEY SPENT ON PURCHASING OUR COMMON STOCK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE PURCHASING SHARES OF OUR COMMON STOCK. EACH OF THESE RISK FACTORS COULD ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION, AS WELL AS THE VALUE OF AN INVESTMENT IN OUR COMMON STOCK.

WE DEPEND UPON GOVERNMENT LAWS AND REGULATIONS THAT MAY BE CHANGED IN WAYS THAT HURT OUR BUSINESS.

            Our business depends upon government legislation and regulations mandating air pollution controls. At this point, Georgia law is especially important to us because all of our existing emissions testing services are conducted in that state. Changes in federal or state law that govern or apply to our operations could have a materially adverse effect on our business. For example, Georgia law could be changed so as to require that vehicles in the state be tested every other year, as opposed to every year. Such a change would reduce the number of vehicles that need to be tested in any given year and a such a reduction would have a material adverse effect on our revenues in Georgia. Other changes that would adversely us would be a reduction in the price we can charge customers for our testing service, an increase in the fees we must pay to the state in order to operate emissions testing stations in its jurisdiction, and the adoption of a system whereby the state, as opposed to private operators, performs vehicle emissions testing. We cannot be assured that changes in federal or state law would not have a materially adverse effect on the vehicle emissions testing industry generally or, specifically, on our business.

WE HAVE A LIMITED OPERATING HISTORY AND LIMITED HISTORICAL FINANCIAL INFORMATION UPON WHICH YOU MAY EVALUATE OUR PERFORMANCE.

         You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages of development. We may not successfully address these risks and uncertainties or successfully implement our operating and acquisition strategies. If we fail to do so, it could materially harm our business and impair the value of our common stock. Even if we accomplish these objectives, we may not generate positive cash flows or profits we anticipate in the future.


WE MAY BE UNABLE TO EFFECTIVELY MANAGE OUR GROWTH AND OPERATIONS.



         If this offering is successful, we expect to have approximately $9,334,000 in cash available to us, approximately one-half of which we intend to use to open or acquire testing stations. Since it costs approximately $60,000 to $65,000 to open a station, we anticipate that a minimum of 73 new stations would be opened or acquired by us in a short period of time following the completion of this offering ($4,600,000/$62,500). We could open more than 73 new testing stations with the cash we intend to receive in this offering, if we subsequently finance a part of our start-up or acquisition costs for new stations, instead of using our cash. In either event, we anticipate rapid growth and development in a relatively short period of time; however, we do not have any pending or probable acquisitions of existing or other stations at this time. The management of this growth will require, among other things, continued development of our financial and management controls and management information systems, stringent control of costs, increased marketing activities, the ability to attract and retain qualified management personnel and the training of new personnel. We intend to hire additional personnel in order to manage our expected growth and expansion. Failure to successfully manage our expected growth and development and difficulties in managing our emissions testing stations could have a material adverse effect on our business and the value of our common stock.

OUR STRATEGY OF ACQUIRING AND OPENING MORE TESTING STATIONS MAY NOT PRODUCE POSITIVE FINANCIAL RESULTS FOR US.

         Our strategy of acquiring and opening more emissions testing stations in the Metro Atlanta Area and in other states is subject to a variety of risks, including the:

o        Inability to find suitable acquisition candidates;

o Failure or unanticipated delays in completing acquisitions due to difficulties in obtaining regulatory approvals or consents;

o Difficulty in integrating the operations, systems and management of our acquired stations and absorbing the increased demands on our administrative, operational and financial resources;

o        Loss of key employees;

o Reduction in the number of suitable acquisition targets resulting from continued industry consolidation;

o Inability to negotiate definitive purchase agreements on satisfactory terms and conditions;

o Increases in the prices of sites and testing equipment due to increased competition for acquisition opportunities or other factors; and

o Inability to sell any non-performing stations or to sell used equipment.

If we are not able to address successfully these risks, it could materially harm our business and impair the value of our common stock

WE MAY NOT HAVE ACCESS TO ADDITIONAL FINANCING OR MONEY.

         Depending upon the nature, size and timing of our opening and acquiring of emissions testing stations, we may require additional equity or debt financing. We cannot be assured that any such financing will be available to us in the future or, if available, will be offered on terms and conditions that are acceptable to us. It is unlikely that any bank or financial institution would provide a conventional loan to us given our limited operating history.

BECAUSE THE EMISSIONS TESTING INDUSTRY IS HIGHLY COMPETITIVE, WE MAY LOSE CUSTOMERS AND REVENUES TO OUR COMPETITORS.

         Our testing stations face competition from other emission station operators that are located near our sites. We expect such competition whenever and wherever we open or acquire a station. Our revenue from emissions testing is affected primarily by the number of vehicles our stations service. Other emissions testing operators may have greater financial resources than us, which may allow them to obtain more expensive and advantageous locations for testing stations, to provide services in addition to emissions testing and to advertise and promote their businesses more effectively than us. Although we believe our stations are well positioned to compete, we cannot assure you that our stations will maintain, or will increase, their current testing volumes and revenues. A decrease in testing volume as the result of competition or other factors could materially impair our profitability and our cash flows, thereby adversely affecting our business and the value of our common stock.

A DOWNTURN AT ANY ONE OF OUR EMISSION TESTING STATIONS COULD ADVERSELY AFFECT OUR REVENUES AND THE AMOUNT OF CASH WE HAVE.

         We currently operate four emissions testing stations. A significant decline in testing volume and revenue at any one of our stations could have a materially adverse effect on our overall operations and financial condition, thereby adversely affecting our business and the value of our common stock.

THE LOSS OF RICHARD A. PARLONTIERI, PRESIDENT AND CHIEF EXECUTIVE OFFICER, AND THE INABILITY TO HIRE OR RETAIN OTHER KEY PERSONNEL, WOULD ADVERSELY EFFECT OUR ABILITY TO MANAGE AND CONTROL OUR BUSINESS.

         Our business now depends primarily upon the efforts of Mr. Richard
A. Parlontieri, who currently serves as our President and Chief Executive Officer. We believe that the loss of Mr. Parlontieri's services would have a materially adverse effect on us. In this regard, we note that we have entered into a three-year employment agreement with Mr. Parlontieri, and we are in the process of securing a "key-man" life insurance policy on the life of Mr. Parlontieri in the amount of $1 million. See "Employees and Consultants."

         As our business grows and expands, we will need the services of other persons to fill key positions in our company. As a start-up company with limited financial resources, however, we may be unable to attract, or retain, competent, qualified and experienced individuals to direct and manage our business. The absence of skilled persons within our company will have a materially adverse effect on us and the value of our common stock.

RESTRICTIONS AND LIMITATIONS IMPOSED UNDER ANY CREDIT FACILITY COULD ADVERSELY AFFECT OUR ABILITY TO EXPAND OUR BUSINESS, THEREBY HURTING THE VALUE OF OUR COMMON STOCK.

         We expect that any credit facility we enter into will restrict our ability to, among other things:

o        Incur additional indebtedness;

o        Pay dividends or make certain other payments or distributions;

o        Enter into certain transactions with affiliates;

o        Merge or consolidate with any other entity; or

o Sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of our assets.

         In addition, any credit facility may restrict our ability to incur liens or to sell certain assets and may require us to maintain specified financial ratios and satisfy certain financial condition tests.

         These restrictions and limitations may adversely affect our ability to grow and expand our business, which may, in turn, adversely affect the value of our common stock.

UPON COMPLETION OF THIS OFFERING, OUR EXISTING SHAREHOLDERS WILL RETAIN CONTROL OF OUR COMPANY, ALLOWING THEM TO DIRECT THE COMPANY IN WAYS THAT MAY BE CONTRARY TO THE WISHES OF OUR NEW INVESTORS.

         Immediately following the completion of this offering, our existing shareholders will own approximately 75% of the outstanding shares of our common stock. One of our existing shareholders will own approximately 45% of our outstanding shares, even if we sell 2,000,000 shares in this offering. This ownership structure will mean that our existing shareholders, or a small number of our existing shareholders, will have the ability to control the direction of our company, which may be contrary to the wishes of our new investors or a majority of our shareholders.


UPON COMPLETION OF THIS OFFERING, APPROXIMATELY 5,868,137 SHARES OF OUR COMMON STOCK WILL BE AVAILABLE FOR IMMEDIATE RESALE. THE IMMEDIATE AVAILABILITY FOR SALE OF SUCH A LARGE AMOUNT OF OUR STOCK MAY DECREASE THE PRICE AT WHICH OUR INVESTORS ARE ABLE TO SELL THEIR SHARES.



         Immediately following the completion of this offering, there will be 5,868,137 shares of our common stock available for immediate resale. The sale of all or substantially all of those shares in the public market, or the market's expectation of such sales, may result in an immediate and substantial decline in the market price of our shares. Such a decline will adversely affect our investors, and make it more difficult for us to raise additional funds through equity offerings in the future.

CERTAIN SHARES OF OUR COMMON STOCK ARE RESTRICTED OR LOCKED-UP FROM IMMEDIATE RESALE. THE LAPSE OF THOSE RESTRICTIONS AND LOCK-UPS, COUPLED WITH THE SALE OF THE RELATED SHARES IN THE MARKET, OR THE MARKET'S EXPECTATION OF SUCH SALES, COULD RESULT IN AN IMMEDIATE AND SUBSTANTIAL DECLINE IN THE MARKET PRICE OF OUR COMMON STOCK.

         A substantial number of our shares of common stock are restricted or locked-up from immediate resale in the public market. However, those restrictions and lock-ups will lapse or expire between the date of this prospectus and October 1, 2001. The sale or resale of those shares in the public market, or the market's expectation of such sales, may result in an immediate and substantial decline in the market price of our shares. Such a decline will adversely affect our investors, and make it more difficult for us to raise additional funds through equity offerings in the future. See, "Shares Eligible for Future Sale."


YOU MAY BE UNABLE TO SELL THE SHARES OF COMMON STOCK YOU PURCHASE IN THIS OFFERING, SINCE OUR COMMON STOCK HAS NEVER BEEN PUBLICLY TRADED AND NO MARKET MAY DEVELOP FOR OUR SHARES.



         Prior to this offering, there has not been a public market for our common stock. We intend to apply to include our common stock for quotation on the Over-the-Counter Bulletin Board. After this offering, an active trading market might not develop or, if developed, not continue. The per share price for our common stock will be determined by market forces not within our control, including broker-dealers and other parties. You may not be able to resell your shares at or above the price you paid. If an active trading market does develop after the completion of this offering, the market price of our common stock will be subject to fluctuations in response to various factors and events, including:



o        Variations in our operating results;

o        Regulatory and technological developments;

o Announcements of business developments by us, our competitors or applicable governmental agencies;

o        Our ability or failure to implement our growth strategy;

o        Analysts' reports or projections;

o        Loss of or changes in key personnel;

o        Changes in market value of emissions testing companies;

o        Stock market price and volume fluctuations generally; and

o Sales of our common stock by our shareholders, including sales by GCA Strategic Investment Fund Limited.

         Fluctuations in the market price of our common stock may, in turn, adversely affect our ability to complete targeted acquisitions, to attract additional capital and financing, and to attract and retain qualified personnel.


OUR STOCK MAY BECOME SUBJECT TO CERTAIN RULES REGULATING BROKER-DEALER ACTIVITY AND TRANSACTIONS WITH RESPECT TO "PENNYSTOCKS." SUCH RULES AND REGULATIONS MAY HAVE AN ADVERSE AFFECT ON OUT STOCK PRICE, THE MARKET AND AN INVESTOR'S ABILITY TO SELL OUT STOCK AT A PARTICULAR PRICE.



         The Securities and Exchange Commission has adopted regulations that define "penny stock" to include common stock that has a market price of less than $5.00 per share, subject to certain exceptions. These rules include the following requirements:



o broker-dealers must deliver, prior to the transaction, a disclosure schedule prepared by the SEC relating to the penny stock market;

o broker-dealers must disclose the commissions payable to the broker-dealer and its registered representative;

o        broker-dealers must disclose current quotations for the securities;

o if a broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market; and

o a broker-dealer must furnish its customers with monthly statements disclosing recent price information for all penny stocks held in the customer's account and information on the limited market in penny stocks.



         Additional sales practice requirements are imposed on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale.



         Many securities listed on the Over-the-Counter Bulletin Board would be covered by the definition of penny stock. If our common stock becomes subject to these penny stock rules these disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. A reduced level of trading activity in the secondary market may make it difficult for you to sell your shares at a particular time or at a particular price.


YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION AND MAY INCUR DILUTION IN THE FUTURE.

         If you purchase the common stock of this offering, you will incur immediate dilution in the pro forma net tangible book value of our common stock of $4.26 per share, if we sell all

2,000,000 of the shares that we are registering in this offering. If we sell fewer shares, you will incur greater dilution. Moreover, we may require additional funds to support our working capital requirements or for other purposes, and may seek to raise additional funds through public or private equity financing. Also, we may acquire other companies or finance strategic alliances by issuing equity. Any capital raising transaction may result in additional dilution to our shareholders.

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                           FORWARD-LOOKING STATEMENTS
-------------------------------------------------------------------------------



            You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus unless otherwise stated herein.


            This prospectus contains forward-looking statements that address, among other things, our business strategy, use of proceeds, projected capital expenditures, and possible effects of changes in government laws. These statements may be found under "Prospectus Summary," "Risk Factors," "Use of Proceeds," and "Management's Discussion and Analysis/Financial Condition and Result of Operations," as well as in this prospectus generally. Forward-looking statements are based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believes," "expects," "anticipates," "intends," "plans," "estimates," or similar expressions. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including those factors discussed below under "Risk Factors" and set forth in this prospectus generally. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.


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                     OFFERING PRICE FOR OUR 2,000,000 SHARES
-------------------------------------------------------------------------------


         Prior to this offering, there has been no public market for our shares of common stock. For the 2,000,000 shares we plan to sell in the offering, we have established an offering price of $5.50 per share. This price has been arbitrarily determined by us and bears no relation to the book value or the fair market value of our assets, our current or projected revenues, or the earnings we expect to generate in the future. The price at which we offer our shares for sale may change during the course of this offering depending upon market conditions.

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                                 USE OF PROCEEDS
-------------------------------------------------------------------------------




            We intend to use the net proceeds raised in this offering for the following purposes:



         o        Open new emissions testing stations;

         o        Acquire existing emissions testing stations;

         o        Advertise, market and promote our stations and our services;
                  and

         o        Other general corporate purposes.



            The following table shows the amount of net proceeds we expect to raise and the anticipated uses of those net proceeds if we sell 100% of the shares offered by us in this "best-efforts, no minimum" offering (or 2,000,000 shares), 50% of the shares offered (or 1,000,000 shares) and 25% of the shares offered (or 500,000 shares):



                                                                                   USE OF PROCEEDS
                                                             -----------------------------------------------
                                                                   Purchase of New                           Other
                                                                        Or               Advertising,      General
  No. of                      Anticipated Proceeds,              Existing Emissions      Marketing &     Corporate
Shares Sold      Net of Offering Expenses & Commissions         Testing Stations          Promotion        Purposes
-----------      --------------------------------------         ----------------          ---------        --------

2,000,000                      $9,334,000                           $4,600,000            $725,000       $4,009,000

1,000,000                      $4,494,000                           $3,450,000            $300,000       $   744,000

  500,000                      $2,074,000                           $1,665,000            $150,000       $   259,000



            At the present time, we have no pending or probable acquisitions of existing or other emissions testing stations.



            We will not receive any proceeds from the resale of the 4,623,137 shares of common stock by the Selling Shareholders in this offering.


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                                 DIVIDEND POLICY
-------------------------------------------------------------------------------

         We have not declared or paid any cash or other dividends on our common stock. We currently intend to retain earnings to finance the growth and development of our business and do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Our board of directors has discretion to declare future dividends after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and other factors our board of directors deems relevant.

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                                     DILUTION
-------------------------------------------------------------------------------



         Our pro forma net tangible book value as of December 31, 2000 was $801,000 or $.05 per share. Pro forma net tangible book value per share is equal to our total tangible assets (which excludes goodwill and all deferred offering and financing costs) less our total liabilities, divided by the number of shares of common stock outstanding on a pro forma basis after giving effect to:



         (a) the purchase by GCA of a Series A convertible debenture in January 2001 in the original principal amount of $175,000 for a price equal to 95% thereof, or $166,250;



         (b) the conversion of all Series A convertible debentures in the aggregate principal amount of $1,000,000, plus accrued interest thereon, into 3,553,137 shares of common stock;



         (c) the cancellation of the warrants related to the Series A convertible debentures;



         After giving effect to the sale of 2,000,000, 1,000,000 or 500,000 shares of common stock offered by us in this offering at an assumed initial public offering price of $5.50 and the receipt by us of the estimated net proceeds therefrom, after deducting estimated selling commissions and other offering expenses, our pro forma net tangible book value at December 31, 2000, would have been $9,806,000, or $1.24 per share (assuming the sale of 2,000,000 shares of our common stock); $4,966,000 or $0.72 per share (assuming the sale of 1,000,000 shares of our common stock); or $2,546,000 or $0.40 per share (assuming the sale of 500,000 shares of our common stock). The following table illustrates the per share dilution assuming various levels of sale of our common stock:



                                                              NUMBER OF SHARES SOLD IN THIS OFFERING

                                                     2,000,000         1,000,000        500,000
                                                     ---------         ---------        -------
Assumed initial public offering
    price per share for shares of                        $5.50             $5.50         $5.50
    common stock

Pro forma net tangible book
    value per share before the
    offering                                            $  .05            $ .05         $  .05

Increase per share attributable to
    purchases of shares  of common
    stock offered hereby                                 $1.19             $ .67         $  .35
                                                        -----

Pro forma net tangible book value
    per share after the offering                         $1.24             $ .72         $  .40
                                                          ----               ---            ---

Dilution per share to purchasers
    of common stock offered
    hereby                                                         $4.26              $4.78         $5.10
                                                                   =====              =====         =====



         The following table summarizes, on a pro forma basis (as described above) as of December 31, 2000, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by the investors purchasing shares of common stock in this offering, before deducting estimated selling commissions and other offering expenses (shown at sales of 2,000,000, 1,000,000 and 500,000 shares of stock by us in this offering):



2,000,000 SHARES SOLD



                                                              TOTAL
                                    SHARES PURCHASED      CONSIDERATION              AVERAGE
                                    ----------------      -------------             PRICE PER
                                    NUMBER*     PERCENT    AMOUNT*   PERCENT         SHARE
                                    -------     -------   -------    -------       -----------
Existing stockholders               5,903          75%   $  1,030       9%           $  .17
New investors(1)                    2,000          25%    $11,000      91%             5.50
                                    -----          ---    -------     ----           ------
         Total                      7,903         100%    $12,030     100%            $1.52
                                    =====         ====    =======     ====            =====



* IN THOUSANDS



                                    (1) Represents only purchasers of the
                           2,000,000 shares of common stock offered by us in this offering.



1,000,000 SHARES SOLD



                                                                       TOTAL
                                    SHARES PURCHASED             CONSIDERATION                      AVERAGE
                                    ----------------             -------------                    PRICE PER
                                    NUMBER*     PERCENT       AMOUNT*      PERCENT                  SHARE
                                    -------     -------       -------      -------               -----------
Existing stockholders               5,903          86%       $  1,030        16%                  $  .17
New investors(1)                    1,000          14%       $  5,500        84%                    5.50
                                    -----          ---        --------       ----                  ------
         Total                      6,903         100%       $  6,530       100%                   $0.95
                                    =====         ====       ========       ====                   =====



* IN THOUSANDS



                                    (1) Represents only purchasers of the
                           1,000,000 shares of common stock offered by us in this offering.

500,000 SHARES SOLD



                                                                       TOTAL
                                    SHARES PURCHASED             CONSIDERATION                   AVERAGE
                                    ----------------             -------------                 PRICE PER
                                    NUMBER*     PERCENT       AMOUNT*      PERCENT              SHARE
                                    -------     -------       -------      -------            -----------
Existing stockholders               5,903         92%       $  1,030         27%                $  .17
New investors(1)                      500          8%       $  2,750         73%                  5.50
                                   ------        ----       --------        ----                ------
         Total                      6,403        100%       $  3,780        100%                $  .59
                                    =====        ====       ========        ====                ======



* IN THOUSANDS



                                    (1) Represents only purchasers of the
                           500,000 shares of common stock offered by us in this offering.

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                                 CAPITALIZATION
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         The following table set forth (i) our actual capitalization derived from our audited financial statements as of December 31, 2000, and (ii) our as adjusted capitalization to reflect:



                  (a) the purchase by GCA of a Series A convertible debenture in January 2001 in the original principal amount of $175,000, for a purchase price equal to 95% thereof, or $166,250.



                  (b) the conversion of all Series A convertible debentures in the aggregate principal amount of $1,000,000, plus accrued interest thereon, into 3,553,137 shares of common stock;



                  (c) the cancellation of the warrants related to the Series A convertible debentures;



                                                                    DECEMBER 31, 2000
                                                                    -----------------
                                                               ACTUAL           AS ADJUSTED
                                                               ------          -------------
         Cash                                                   $78,000       $     244,000
                                                               ========       =============
         Convertible Debentures, less unamortized
            original issue discount                            $673,000       $    ----
                                                               ========       =============
         Owners' equity (deficit):
         Preferred stock, no par value per share;
            10,000,000 shares authorized, no shares issued
            and outstanding, actual; no shares
            issued and outstanding, pro forma                     ----                 ----
         Common stock, no par value per share; 20,000,000
            shares authorized, 2,350,000 shares issued
            and outstanding, actual (1); 20,000,000 shares
            authorized, 5,903,137 shares issued and
            outstanding, pro forma                              $313,000          1,443,000
                  Accumulated deficit                           (635,000)          (926,000)
                                                               ---------        -----------
                  Total Owners' Equity(Deficit)                $(322,000)       $   517,000
                                                              ==========        ===========



-------------------------
           (1) Based on the number of shares outstanding as of December 31, 2000. Excludes: 1,000,000 shares reserved for issuance under our 2000 Stock Option Plan

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                             SELECTED FINANCIAL DATA
------------------------------------------------------------------------------



         The following condensed financial statements reflect our results of operations for the period from May 5, 2000, the date of our incorporation, through December 31, 2000, and our predecessor's results of operations for the period from January 1, 2000 through May 31, 2000, and for each of the 12-month periods ending December 31, 1999, 1998 and 1997.




                                Emissions                 Lake Holdings, LLC and R.V. Evans Enterprises, Inc.
                               Testing, Inc.                                (Predecessor)
                            --------------------    ---------------------------------------------------------
                              For the Period           For the Period
                             from May 5, 2000       from January 1, 2000          For the Years Ended December 31,
                            through December 31,       through May 31,       ----------------------------------------
                                  2000                      2000             1999                1998            1997
                                  ----                      ----             ----                ----            ----
Statement of
Operations Data

Net sales                      $167,000                  $134,000         $339,000            $195,000        $ 70,000

Income (loss) from
operations                    ($342,000)                  $25,000          $36,000             $33,000        ($36,000)

Net income (loss)             ($541,000)                  $17,000          $14,000             $17,000        ($36,000)

Income (loss) per
common share                     ($0.22)                      N/A              N/A                 N/A             N/A





                           Emissions       Lake Holdings, LLC and R.V. Evans Enterprises, Inc.
                          Testing, Inc.                        (Predecessor)
                          -------------    ---------------------------------------------------
                          December 31,        December 31,    December 31,     December 31,
                             2000                1999            1998              1997
                             ----                ----            ----              ----
Balance Sheet Data

Total assets               $494,000            $127,000          $84,000           $39,000

Long term obligations
(including capital lease
obligations)               $673,000            $  91,000         $78,000           $32,000

Cash dividends per
common share                      -                    -               -                 -




(1) The predecessor began operations in 1997, therefore, no information has been provided for periods prior to 1997.

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             MANAGEMENT'S DISCUSSION AND ANALYSIS/FINANCIAL
                  CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------

         THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ WITH OUR FINANCIAL STATEMENTS AND NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVES RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS APPLYING TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO THESE DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS" AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.


OVERVIEW



         In this offering we plan to raise net cash proceeds of $9,334,000, approximately one-half of which we intend to use to open or acquire new testing stations. According to our estimates, it costs $60,000 - $65,000 to open a new emissions testing station. Therefore, if this offering is successful, we plan to open or acquire at least 73 testing stations within 18 months from the completion of this offering ($4,600,000/$62,500). We could open or acquire more than 73 testing stations with the cash we anticipate from this offering, if we subsequently finance a part of our start-up or acquisition costs for new stations, instead of using our cash. If this offering is not as successful as we hope and we are unable to sell all of the stock that we are offering to sell at a price that we are willing to accept, we will reduce our acquisition plans accordingly. If we sell only half of our stock that we are offering to sell, we will be able to open or acquire only 55 additional stations with the cash from the offering ($3,450,000/$62,500). If we sell only one-quarter of the stock that we are offering to sell, we will be able to open or acquire only 26 stations ($1,665,000/$62,500).



FINANCIAL ANALYSIS



         Our principal revenue source will be from the testing of automobiles for compliance with emission level laws. In our initial market in the Metro Atlanta Area, the price that we may charge for this service is fixed by the state regulations. Currently, the maximum price that may be charged is $25.00 per vehicle. From that amount the state currently receives $7.40 in the form of a fee, with the balance, or $17.60, retained by the emissions operator. Effective April 1, 2001, the amount that the state will receive will decrease to $6.95, with the balance of $18.05 to be retained by the emissions operator. We currently charge and intend to continue to charge the maximum price allowable per vehicle. As a result, our gross revenue from emissions testing will be affected by, among other things, the number of tests our stations are able to complete, the number of retests performed for which, by law, we cannot collect a fee, the price we are allowed by law to charge for our service and the time required by our employees to complete the tests.

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MANAGEMENT'S DISCUSSION AND ANAYLSIS/FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------

RESULTS OF OPERATIONS FROM STATIONS ACQUIRED FROM LAKE HOLDINGS, LLC FOR FISCAL YEARS 1998, 1999 AND THROUGH MAY 31, 2000

         Our first two emissions testing stations were purchased from Lake Holdings, LLC on June 1, 2000. We have operated those stations since the time of our purchase. We have continued operating the stations using employees formerly employed by Lake Holdings, and we have retained as a consultant, Robert Evans, who managed the emissions stations for Lake Holdings, through his company known as R.V. Evans Enterprises, Inc.

         In reviewing the historical results of the first two stations we acquired, we considered it most meaningful to view the combined financial statements of Lake Holdings and Evans Enterprises given the close operational relationship that existed between those entities. For accounting purposes, we have treated Lake Holdings and Evans Enterprises, together, as our predecessor. The combined audited financial statements of Lake Holdings and Evans Enterprises show that, for the year ending December 31, 1998, the two companies generated gross revenue of $195,000.00, and a resulting net profit of $17,000. For the year ending December 31, 1999, Lake Holdings and Evans Enterprises generated gross revenue of $339,000 and a net income of $14,000. We note that the combined results of Lake Holdings and Evans Enterprises for the fiscal year ending December 31, 1999, included two emissions testing facilities that were closed during the course of 1999. For the period January 1, 2000 through May 31, 2000, Lake Holdings and Evans Enterprises collectively generated gross revenue of $134,000, which produced net income for the five month period of $17,000.

RESULTS OF OPERATIONS - MAY 5, 2000 THROUGH DECEMBER 31, 2000.


         For the period May 5, 2000 through December 31, 2000, we generated gross revenues of $167,000, and a net loss of $541,000. The revenue we generated during the period ending December 31, 2000, met our expectations, based upon the revenue generated by the same emissions testing stations during the first five months of 2000.



         Our net loss of $541,000 was the result of a significant increase in our general and administrative costs, which totaled $432,000 during the period from May 5, 2000 through December 31, 2000. The added costs were incurred to establish the infrastructure we need to manage and grow our business. Among the primary costs included in our G&A costs were the following:



         * Approximately $111,000 was incurred in salary and wage payments to our employees, including our current and former executive officers, home office personnel and emissions testing personnel.



         * Approximately $67,000 was paid to our consultants, Porter Lane Investments, LLC and Robert Evans, in the respective amounts of approximately $45,000 and $22,000. Porter Lane provides us with advice on matters involving our industry and business, and Mr. Evans

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MANAGEMENT'S DISCUSSION AND ANAYLSIS/FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------

provides us with advice concerning the operations of our existing testing stations and on the selection of new sites.



         * Approximately $43,000 was incurred in connection with maintaining our corporate office located in Cumming, Georgia, including rent, telephone, supplies, utilities, travel and entertainment and related items.



         * Approximately $21,000 was incurred in non-offering related professional fees.



         * Approximately $41,000 related to various non-payroll costs incurred at the testing stations.



         * Approximately $88,000 in depreciation and amortization expense.



         We expect that for the 18 month period following this offering, our general and administrative costs will increase as a result of the substantial increase in the number of stations that we will open. However, as our expansion efforts slow, we expect that our general and administrative costs will decrease and remain relatively constant thereafter.



         In addition, we incurred an interest expense in the aggregate amount of approximately $199,000 for the period May 5, 2000 through December 31, 2000. The expense consists primarily of the following:



         * Approximately $159,000 in interest expense was recognized related to the amortization of the beneficial conversion features contained in the Series A convertible debentures, of which approximately $80,000 was recognized in the fourth quarter. We allocated a total of $232,000 of the proceeds from these Series A Debentures purchases to the beneficial conversion feature contained with these debentures based upon the relative fair values of the Series A Debentures and the warrants issued and the conversion price of the Series A Debentures relative to the estimated fair value of our common stock at that time. Additionally, we will recognize approximately $238,000 in interest expense in January 2001 related to the amortization of the beneficial conversion features upon GCA's conversion of all of the Series A Debentures.



         * Approximately $25,000 in interest expense related to the Series A convertible debentures.



         As discussed in more detail below, we have opened our third and fourth stations in our first cluster area in the northeastern part of the Metro Atlanta area. At those sites, we have converted car wash facilities previously operated by Texaco, Inc., into our emissions stations. We believe that, by offering our customers the convenience of purchasing gasoline and food items when having their vehicle emissions tested, we should experience a high level of traffic and sufficient revenues to cover our costs at those location and produce a profit.

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MANAGEMENT'S DISCUSSION AND ANAYLSIS/FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------


         In addition, we have purchased the emissions testing equipment we need to open our fifth station. Currently, we are in the process of identifying potential sites for our fifth and sixth stations in Metro Atlanta. We expect that our fifth and sixth stations will be new emissions testing stations, most likely converted car wash facilities similar to our third and fourth stations. We plan to have these stations open for business by the end of the second quarter of 2001.



LIQUIDITY AND CAPITAL RESOURCES.



         We have funded our business through cash flows from operations and proceeds from the issuance of convertible debentures. During the period from June 2000 through January 2001, we sold $1 million of our Series A convertible debentures to GCA Strategic Investment Fund Limited, as noted below:




      Date                    Principal Amount of Debenture                Proceeds Received
      ----                    -----------------------------                -----------------
June 1, 2000                           $525,000                                 $498,750
September 15, 2000                      100,000                                   95,000
November 1, 2000                        100,000                                  100,000
December 6, 2000                        100,000                                   95,000
January 31, 2001                        175,000                                  166,250
----------------                        -------                                  -------
     Total:                          $1,000,000                                 $955,000
                                     ==========                                 ========



         In January 2001, GCA converted the debentures, plus outstanding accrued interest, into 3,553,137 shares of our common stock. Today GCA is our largest single shareholder.



         Currently, with regard to our fifth and sixth stations that we intend to open by the end of the second quarter of 2001, we have sufficient capital to acquire the necessary equipment for our sixth station and lease the land and the buildings that we will need and to install the emissions testing equipment at those sites. In addition, we have sufficient capital at this time to cover our operating costs and expenses, assuming a six station operation, for a period of six to nine months, based upon the revenue that we currently derive at our stations. To date, we have not approached any banks or financial institutions to discuss alternate financing. We doubt that conventional financing would be available to us given our limited operating history.



         For our company to grow beyond six stations, we need to successfully sell our shares in this offering. If we are unable to sell our shares in this offering, it is unlikely that we will be able to expand our operations. However, we should be able to open our fifth and sixth stations and maintain that level of business through operating revenues, so long as we incur no extraordinary losses or expenses and steps are taken to reduce our administrative expenses, which are high at this time in anticipation of future growth and expansion. If we are unable to sell our shares in this offering, we would consider the following cost-savings steps:

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MANAGEMENT'S DISCUSSION AND ANAYLSIS/FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------

         o We would consider not renewing or extending the lease on our home office located at 400 Colony Park, Cumming, Georgia. That lease is scheduled to expire on May 31, 2001. If necessary, we would consider locating our office in the home office of Mr. Parlontieri. The move would save us $1,195 per month, and $14,340 per year.

         o We would consider reducing our personnel headcounts and associated costs. That step would save us approximately $25,000 - $50,000 per year.

         o We would consider seeking renegotiation of our consulting agreements to reduce the amounts we pay to our operations and business consultants.

FISCAL YEAR.

         We have adopted the calendar year ending December 31st as our fiscal year.

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                                    BUSINESS
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OVERVIEW



         We are a start-up enterprise formed on May 5, 2000 as a corporation under the laws of the State of Georgia. Our purpose is to establish a network of automotive emissions testing stations by opening new stations or acquiring existing stations. In June, 2000, we acquired our first two testing stations, which were pre-existing emissions testing sites. In November, 2000, we opened our third and fourth testing stations. Our third and fourth sites were used as car wash facilities before we converted them to emissions testing stations. Other than our brief experience with our initial stations, we have no operating or financial history.



         Since the time of our formation, however, we believe that we have made considerable strides in establishing a platform from which to build our business. We have assembled a group of founders who, as a group, have devoted their time and energy in researching and studying key aspects of the emissions testing business in the United States, and particularly in the State of Georgia. We have entered into an employment agreement with Richard A. Parlontieri to serve as our President and Chief Executive Officer to handle our day-to-day operations, and have retained two consultants to provide specialized services for us.



         We believe there exists an opportunity for us to exploit the emissions testing business in several states in the United States. In many states, including Georgia, emissions testing operators each command no more than two or three percent of the market in those jurisdictions. To our knowledge, there are only two operators in the Metro Atlanta Area who own and operate more than two testing stations. We believe there are three primary reasons for this market fragmentation:



         1. Most emissions testing stations are affiliated with another business, which serves as their primary business. Examples of such operators include automobile dealerships, muffler shops and other automobile repair shops.



         2. Most of the companies that provide emissions testing services are in the business of repairing vehicles.



         3. A large segment of the operators that perform emissions testing are independent "mom and pop" small business owners.



         Given this market fragmentation, the large number of small business operators engaged in the business, and the fact that many large companies that perform emissions testing do so as a non-primary business, we believe that a roll-up en masse of independent emissions testing operators is a very viable business opportunity. Many of the current operators are handicapped in their ability to expand and grow because of limited capital and management resources.

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BUSINESS
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         By building a national company we can provide for the local independent operator access to capital for marketing and expansion, along with the corporate benefits of health insurance, a retirement plan, stock options and other benefits we intend to adopt as we grow. If we are able to build a national company, we will be able to offer an exit strategy for small operators who chose to sell their stations to us -- an exit strategy that is otherwise unavailable today.



INDUSTRY BACKGROUND -- GOVERNMENTAL AND REGULATORY OVERVIEW


         Public awareness of air pollution and its hazardous effects on human health and the environment has increased in recent years. The U.S. Environmental Protection Agency estimates that in the United States alone approximately 46 million persons live in areas where air quality levels fail to meet the EPA's national air quality standards. Increased awareness of air pollution and its hazardous effects on human health and the environment has led many governmental authorities to pass more stringent pollution control measures. One especially effective measure that many governmental authorities have adopted is vehicle emissions testing. Vehicle emissions produce approximately 35% to 70% of the ozone air pollution and nearly all of the carbon monoxide air pollution in metropolitan areas. The EPA estimates that enhanced emissions testing on motor vehicles is approximately 10 times more cost-effective in reducing air pollution than increasing controls on stationary pollution sources such as factories and utilities. Consequently, the EPA has made emissions testing an integral part of its overall effort to reduce air pollution by ensuring that vehicles meet emissions standards.

            In general, these vehicle emissions tests are performed either in a centralized program or in a decentralized program. In a centralized program, a small number of emissions testing operators are licensed by the state to perform vehicle emissions testing. These operators are authorized to perform emissions tests, but generally they are prohibited from repairing vehicles that fail to pass an emissions test.

            On the other hand, in a decentralized program, a wider range of persons may perform emissions tests, including those engaged primarily in other businesses, such as automotive repair shops, automobile dealers and others. For many of these operators, performing emissions tests is not their primary business.

            The EPA has granted state governmental authorities the discretion to determine how best to establish and operate a network of emissions testing facilities, including the flexibility to choose either a centralized or a decentralized program. Fifteen states have implemented decentralized programs and eleven states and the District of Columbia have implemented centralized programs. The percentage of programs that are either centralized or decentralized has remained relatively constant since 1991.

            Vehicle emissions control requirements have become progressively more stringent since the passage of the Clean Air Act in 1970. The 1990 Amendments, in particular, emphasized the need for effective emissions control programs and, in 1992, the EPA adopted regulations that required areas across the United States to implement certain types of emissions

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BUSINESS
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control programs by certain dates, depending on the area's population and their respective levels of air pollution. The EPA has the authority under the Clean Air Act to withhold non-safety related federal highway funds from states that fail to implement such mandated programs by prescribed deadlines. To date, the EPA has been willing, in certain circumstances, to grant extensions of these deadlines and it has yet to impose any sanctions or penalties for non-compliance.

            More recently, on July 31, 1998, the EPA issued a final study that concluded that more stringent air quality standards for motor vehicle emissions are needed, and that such standards should be implemented as it becomes technologically feasible and cost-effective to do so. We believe that the setting of such standards will be the most important EPA regulatory initiative affecting motor vehicles since the passage of the 1990 Amendments. We believe that the EPA study is likely to result in more stringent standards that will have the effect of increasing the number of areas that must implement emissions testing programs and thereby potentially increasing the market for our service.

            Since 1977, when federal legislation first required states to comply with emissions standards through the use of testing programs, California has been a leader in testing procedures and technical standards. California has approximately 22 million vehicles subject to emissions testing, more than three times that of any other state. California's testing program is overseen by the California Bureau of Automotive Repair (the "BAR"). The BAR has revised its emissions testing standards three times: in 1984, 1990 and, most recently, in 1997. With each of these revisions, the BAR has required the use of new, more sophisticated and more accurate emissions testing and analysis equipment, which must be certified by the BAR. California's testing standards have become the benchmark for emissions testing in the United States. All states with decentralized programs and many states with centralized programs require emissions testing and analysis equipment used in their programs to be either "BAR-84," "BAR-90," or "BAR-97" certified, with all newly-implemented enhanced programs requiring BAR-97 certification.

            As emissions testing equipment has become more technologically advanced, government regulators have required that testing facilities use this more advanced equipment. The most significant technological advance that has occurred in the emissions testing industry over the past decade is the development of "enhanced" testing systems. Prior to 1990, the EPA required government agencies to test vehicles only for emissions of carbon monoxide and hydrocarbons, which form smog. During this "basic" test, a technician inserts a probe in the vehicle's tailpipe while the vehicle is idling and emissions analyzers then measure pollution levels in the exhaust. These basic tests worked well for pre-1981, non-computerized vehicles containing carburetors because typical emission control problems involved incorrect air/fuel mixtures and such problems increase pollution levels in the exhaust even when the vehicle is idling.

            However, today's vehicles have different emissions problems. For tests on modern vehicles to be effective, the equipment must measure nitrogen oxide emissions that also cause smog and must test the vehicle under simulated driving conditions. The EPA now requires these

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BUSINESS
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"enhanced" tests in some areas. A technician conducts these enhanced tests on a dynamometer, a treadmill-type device that simulates actual driving conditions, including periods of acceleration, deceleration and cruising.

            THE FOLLOWING TABLE WAS DEVELOPED BY THE EPA AND PROVIDES CONTACT INFORMATION ABOUT THOSE STATE INSPECTION PROGRAMS. THESE LINKS WERE VALID AS OF JANUARY 29, 2001.

               =============================================================================================
               CENTRALIZED STATE PROGRAM PAGES
               =============================================================================================
               Arizona                  HTTP://WWW.ADEQ.STATE.AZ.US/INDEX.HTM
               =============================================================================================
               Connecticut              HTTP://DMVCT.ORG/EMIPAGE.HTM
               =============================================================================================
               Colorado                 HTTP://WWW.STATE.CO.US/GOV_DIR/REVENUE_DIR/MV_DIR/EMISSIONS.HTML
               =============================================================================================
                DC                      HTTP://NETSCAPE.DIGITALCITY.COM/WASHINGTON/DMV/MAIN.DCI#SAFETY
               =============================================================================================
                Delaware                HTTP://WWW.DNREC.STATE.DE.US/AIR/AQM_PAGE/INSPECT.HTM
               =============================================================================================
                Illinois                HTTP://WWW.EPA.STATE.IL.US/AIR/VIM/
               =============================================================================================
                Indiana                 HTTP://WWW.STATE.IN.US/BMVEXPRESS/TITLES/REGMANOL.HTML
               =============================================================================================
                Maryland                HTTP://WWW.MDE.STATE.MD.US/ARMA/VEIP/VEIPHOME.HTML
               =============================================================================================
                Ohio                    HTTP://WWW.EPA.STATE.OH.US/DAPC/MOBILE/MAIN_PAGE.HTML
               =============================================================================================
                Washington              HTTP://WWW.ECY.WA.GOV/PROGRAMS/AIR/AUTOMOTIVE_PAGES.HTM
               =============================================================================================
                Wisconsin               HTTP://WWW.DOT.STATE.WI.US/DMV/IM.HTML
               =============================================================================================
               DECENTRALIZED STATE PROGRAM PAGES
               =============================================================================================
                Alaska                  HTTP://WWW.STATE.AK.US/DMV/REG/IMTEST.HTM
               =============================================================================================
                California              HTTP://WWW.SMOGCHECK.CA.GOV/
               =============================================================================================
                Georgia                 HTTP://WWW.CLEANAIRFORCE.COM/
               =============================================================================================
                Kentucky                HTTP://WWW.NR.STATE.KY.US/NREPC/DEP/DAQ/OUTREACH/SMOG.HTML
               =============================================================================================
                Massachusetts           HTTP://WWW.MAGNET.STATE.MA.US/DEP/BWP/IANDM/IMHOME.HTM
               =============================================================================================
                New Jersey              HTTP://WWW.STATE.NJ.US/MVS/INSPECTION.HTM
               =============================================================================================
                Nevada                  HTTP://WWW.STATE.NV.US/DMV_PS/NVREG.HTM
               =============================================================================================
                New York                HTTP://WWW.NYDMV.STATE.NY.US/VEHSAFE.HTM
               =============================================================================================
                Oregon                  HTTP://WWW.DEQ.STATE.OR.US/AQ/VIP/INDEX.HTM
               =============================================================================================
                Pennsylvania            HTTP://WWW.DRIVECLEANPA.STATE.PA.US/
               =============================================================================================
                Rhode Island            HTTP://WWW.RIINSPECTION.COM/
               =============================================================================================
                Texas                   HTTP://WWW.TNRCC.STATE.TX.US/AIR/MS/MOTORISTCHOICE.HTML
               =============================================================================================
                Utah                    HTTP://WWW.SLVHEALTH.ORG/HTML/EH/HTML/IM.HTML
               =============================================================================================
                Vermont                 HTTP://WWW.AOT.STATE.VT.US/DMV
               =============================================================================================
                Virginia                HTTP://WWW.DEQ.STATE.VA.US/PROTAIR/HOMEPAGE.HTML
               =============================================================================================

EMISSIONS TESTING IN THE STATE OF GEORGIA

         As a result of a rapidly increasing population, which has caused the levels of smog to escalate sharply, the 13 counties that make up the Metro Atlanta Area have been identified by the EPA as target sites for a mandatory vehicle inspections and maintenance program. In 1996, the Environmental Protection Division of the State of Georgia initiated "Georgia's Clean Air Force" program that requires testing of certain vehicles in a 13 county area surrounding Atlanta,

Georgia, for certain emission levels. These rules are set forth in Sections 391-3-20-.01 through .22 of the Rules of the Georgia Department of Natural Resources, Environmental Protection Division.

         Georgia's program is a decentralized program. All operators performing emissions testing in Georgia must have their technicians attend and complete certain state certified training, and report to the state on their emissions testing activities every month. Testing stations may be licensed to test all vehicles, which is known as an "ALL VEHICLES WELCOME" station, or only vehicles not more than five years old, known as a "NEW VEHICLES ONLY" station, or a fleet of vehicles. The four stations we currently operate are "ALL VEHICLES WELCOME" stations.

         The Georgia Clean Air Force Program initially required a "basic" test of exhaust gases every two years. In 1997, the program was changed to include "enhanced" testing, which combines the simple exhaust test with a simulated "road-test" using a dynamometer. Prior to January 1, 2000, Georgia required that vehicles in the 13 covered counties undergo an emissions test once every two years. In December 1999, however, Georgia amended this rule, so as to require testing on an annual basis beginning on January 1, 2001. Also, beginning on January 1, 2001, new vehicles will be exempt from testing until the test year three years following the model year of the vehicle. Thus, for the year 2001, all vehicles must be tested, other than 1999, 2000 and 2001 vehicle models.

         The market for emissions testing in Georgia is highly fragmented and generally consists of services provided by independent auto service providers, such as service stations and car dealers. According to the State of Georgia, there were 649 licensed test sites and 1,416,452 tests were performed in Georgia under the Georgia Clean Air Force Program during the calendar year 1999.


         Under Georgia law, the price that a testing station may charge per test may not be less than $10 nor more than $25. Until April 1, 2001, $7.40 per test must be paid by the station operator to the state as a fee. Beginning April 1, 2001, that fee will reduce to $6.95. The balance of the current charge, or $17.60 per vehicle ($18.05 after April 1, 2001) assuming the maximum price of $25 is charged, is retained by the station operator. If a vehicle fails an emissions test, it may be retested at no additional charge for up to 30 days after the initial test, so long as the subsequent test is performed at the same facility. During the first six months of 2000, according to the State of Georgia, approximately 13.77% all tests performed in Georgia were retests for which there was no charge. At our stations, to date, we have had a test failure rate of 3.7%.


         If a vehicle fails to pass an emissions test, the owner of the vehicle must have repair work performed to correct the deficiency, up to a total cost of $627 under current law. If a vehicle fails a reinspection despite the maximum expenditure required by law, the owner must apply for a compliance waiver from the state.

         Georgia law mandates compliance with its vehicle emissions testing program. For vehicles subject to the state's emissions law, a successful test, or a waiver from the state, is required to obtain a vehicle registration in Georgia.

         The typical testing site is located inside of a structure similar to a residential garage with doors at both ends so vehicles can "drive-through" the facility. A computerized testing system is located in the building and, in the case of enhanced testing, a dynamometer is fixed to the floor, generally inset in a concrete floor. The dynamometer is a device that allows the vehicle to be running, in drive gear, allowing a simulation of the operation of the vehicle at normal driving speeds, though in place, in the garage. In Georgia, a dynamometer test is required of all vehicles made between 1977 and 1995. The cost of equipment for a new testing station is approximately $40,000, while the cost of the facility varies. Generally, we do not expect to own any land or buildings. Instead, we intend to lease or sublease all of the land and the buildings that we use in our business. We expect a total cost for a new emissions testing site will be approximately $60,000 to $65,000, including renovations, equipment and installation.

BUSINESS, GROWTH AND OPERATIONS STRATEGY

         Our initial business strategy is to establish a "cluster" of emissions testing stations in various locations in the Metro Atlanta Area, and to expand into other states that have adopted a decentralized emissions testing program. By creating a presence by branding our image in additional testing markets, we believe we can develop a long-term strategy for growth and stabilize our revenues as our markets change, based on population changes, governmental legislation and other factors.


         Our business strategy takes into account the following factors;

o An increase of approximately 70%, as determined in the Georgia Clean Air Force, in the number of cars requiring emissions testing as a result of changes in Georgia law, requiring that vehicles be tested annually, instead of biennially, and by conditioning the issuance of a license registration upon compliance with the emissions testing law, in the 13 county area that comprises the Metro Atlanta Area; and

o A increasing population in the Metro Atlanta Area, together with an increase in the number of vehicles operated in that area; the Metro Atlanta Area has seen an increase the number of automobiles operated in the area, from 1,932,635 cars in 1995 to 2,175,316 in 1999.

         We believe that these market characteristics should create for us the potential for revenue growth and cost efficiencies.

GROWTH STRATEGY

         Our growth strategy is to establish an initial presence in the Metro Atlanta Area through (a) the opening of new stations in locations that management believes will offer the potential for a high volume of business, and
(b) the acquisition of existing testing stations. In the acquisition of existing stations, we seek facilities located on heavily traveled roads and at busy intersections. Other criteria include proximity to a large number of businesses, state automobile licensing offices, and densely populated residential areas. The same attributes apply to new sites, when establishing the most desirable locations. Our goal is to locate sites that are convenient and "user friendly" for our customers.

         Many of the existing emission sites in Georgia are located at intersections with relatively low traffic volume, or operate in conjunction with other low volume businesses, including many service stations and other auto service businesses. While these sites may operate profitably when combined with other business activities, they would likely be unprofitable as a standalone testing business. We will generally avoid the selection of such sites, instead focusing on higher volume traffic sites.

         As we open new sites, we expect that we will lease the land and building from the existing owner or sublessor. When we are able to use an existing building, such as an abandoned car wash, oil change or service station location, we expect minimum expense associated with the installation of the equipment. In the case that we lease the land only, for instance in a shopping center parking lot, we would expect to erect a simple structure to house our equipment. These structures would be assembled on site, using pre-made panels, such that they can easily be moved at a later date. A structure of this style would cost from $5,000 to $7,000, depending on size and local building code requirements.

         After acquiring a site, or opening a new facility, we may advertise our location using leaflets, flyers and other printed material, as well as signage at the location. We believe the use of such promotions will generate awareness of our sites, and thereby create increased traffic to our locations. We expect to make our information available on the Internet for look-up by our customers, such as our site locations, operating hours and other information that might be of interest to our customers and prospective customers.

OPERATING STRATEGY

         Our operating strategy focuses on (a) increasing the number of sites we operate in a given market, (b) increasing the volume of business at each site,
(c) creating brand awareness for our services, and (d) creating repeat customer sales, all of which is designed to enhance our revenue and cash flow. To achieve these goals, we:

o Seek to secure and maintain multiple stations at well-traveled intersections and other locations that are easily reachable by our customers:

o Coordinate operations, training and advertising in each market to enhance revenue and maximize cost efficiencies within each market;

o Implement regional management and marketing initiatives in each of our markets;

o Seek to acquire existing testing sites where significant volume potential exists; and

o Tailor each facility, our advertising and the services we offer to appeal to the broadest range of consumers.

         Our emissions testing stations are open for business during weekdays between the hours of 8:00 AM to 5:30 PM, and from 8:30 AM to 2:00 PM on Saturdays, for a total of 53 hours per week. Our stations are closed on Sundays. The average emissions test takes approximately 12 to 15 minutes to complete. Therefore, each of our stations with one testing bay can test anywhere from four to five vehicles per hour. Assuming steady demand throughout the day, six days a week, each of our stations would have the capacity to test approximately 212 vehicles per week (53 hours X 4 vehicles per hour), or 848 vehicles per month (212 vehicles per week X 4 weeks). Based upon our calculations involving our first two emissions stations during the time period June 1, 2000 through December 1, 2000, stations with one testing bay (currently, the Atlanta Highway, Jimmy Carter and Beaver Ruin stations) need to receive payment for 429 emissions tests per month to cover the costs associated with its operation.



         On February 3, 2001, we upgraded the East Crogan Street station to test two vehicles at a time. Based upon our experience with that station, a station with two testing bays needs to receive payment for 438 emissions tests per month to cover its costs.



         Under our model described above, our stations have sufficient capacity for us to cover our station overhead costs and generate a profit.



         To date, our stations at East Crogan Street, Atlanta Highway, Jimmy Carter and Beaver Ruin performed, and received payment for, the following number of emissions tests:



Month (2000)               Atlanta Highway  East Crogan Street         Jimmy Carter        Beaver Ruin
------------               ---------------  ------------------         ------------        -----------
June                            652                  278                    N/A                 N/A

July                            636                  301                    N/A                 N/A

August                          740                  411                    N/A                 N/A

September                       620                  292                    N/A                 N/A

October                         513                  299                    N/A                 N/A

November                        588                  262                    44                   39
                                                                      (3 weeks only)

December                        490                  189                    109                  36

January (2001)                  994                  373                    133                  89

February (2001)                 866                  438                    120                  76
                                              (two testing bays)


         Our Atlanta Highway station has consistently achieved its break-even of point of 429 paid tests per month.

         Results at our East Crogan station have continued to improve. With the addition of an additional testing bay on February 3, 2001, the East Crogan station reached its break-even point of 438 paid tests, in the same month. We plan to increase our promotion of that station with direct mailings and flyers in an attempt to generate additional volume at that station.


         Our third and fourth stations, were opened during November, 2000. Prior to that time, the buildings we are now occupying on Jimmy Carter Boulevard and Beaver Ruin Road were used as car wash facilities. Therefore, it will take time to make motorists aware of the new emission testing service now provided at those locations. To date, the Jimmy Carter Station is meeting our expectations and we believe that station has good potential for high volume. We are disappointed with the results of our Beaver Ruin Station. We are watching that station very carefully to determine what steps can be taken to enhance the volume we have seen thus far.


         Our results for January and February 2001 show an increase in volume over prior months during 2000. We attribute the increase primarily to the change in Georgia law, which, as of January 1, 2001, mandates annual testing of vehicles, instead of every other year as under prior law.



EMPLOYEES AND CONSULTANTS



         We currently employ seven individuals, including our President, Richard
A. Parlontieri, and our Business Office Manager, Karen Vickers. Our other employees are each licensed by the State of Georgia to perform vehicle emissions tests. In addition, we have engaged the services of two consultants. See, "Employees and Consultants."



INTELLECTUAL PROPERTY



         We have registered the trade name "Speedemissions" in Forsyth County, Georgia, and are thereby authorized to conduct our business in Georgia under the name "Speedemissions." To date, we have not filed either a State or Federal Service Mark Registration, nor have we conducted any research as to whether or not we would be able to register such a mark or whether or not any other party has pre-emptive rights to such a mark.


LEGAL PROCEEDINGS

         We are not currently involved in litigation, arbitration or other proceedings in connection with the ownership or operation of our business.

FISCAL YEAR

         We have adopted a fiscal year that ends on December 31st of each year.

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                            EMPLOYEES AND CONSULTANTS
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         As noted above, we currently employ seven individuals, including our President, Richard A. Parlontieri, and our Business Office Manager, Karen Vickers. Our other employees are each licensed by the State of Georgia to perform vehicle emissions tests. In addition, we have engaged the services of two consultants.


EXECUTIVE EMPLOYMENT AND CONSULTING AGREEMENTS



         RICHARD A. PARLONTIERI. On September 18, 2000, we entered into an employment agreement with Richard A. Parlontieri to serve as our President and Chief Executive Officer. Our initial agreement with Mr. Parlontieri was replaced and superceded by an employment that we entered into with him on December 1, 2000. The effective date of our new employment agreement with Mr. Parlontieri is September 18, 2000.



         Our current agreement with Mr. Parlontieri has an initial term of three years, which may be extended for up to three one-year periods. Mr. Parlontieri's base compensation is $120,000 per year beginning January 1, 2001. His base compensation for the period September 18, 2000 through December 31, 2000 was $60,000 per annum. In addition, Mr. Parlontieri is entitled to receive a quarterly bonus of not less than $10,000 per quarter if he achieves certain performance goals and criteria developed by the Compensation Committee of the board of directors. Mr. Parlontieri received a cash bonus in the amount of $10,000 for the quarter ended December 31, 2000. Mr. Parlontieri also in entitled to a monthly automobile allowance of $500 and reimbursement of certain necessary, customary and usual business related expenses. We have agreed to pay, or reimburse Mr. Parlontieri for, his actual COBRA expenses for himself and his wife until we have a health plan for our employees. Mr. Parlontieri is a member of our board of directors and will serve in that capacity without additional compensation, though we may reimburse Mr. Parlontieri for his out-of-pocket to attend meetings of the Board.



         In addition, we have agreed to issue Mr. Parlontieri an option to purchase up to and including 500,000 shares of common stock. The option will be issued in accordance with the term of our 2000 Stock Option Plan. The option will be granted after our shares of common stock are traded in the public market. The per share exercise price under the option will be equal to the per share fair market value of our common stock on the date on which the option is granted. The option will vest as to 250,000 shares on the grant date of the option, and the remaining 250,000 shares will vest on January 1, 2002. See "Employees and Consultants - 2000 STOCK OPTION PLAN."



         Mr. Parlontieri is one of our founders and is one of the selling shareholders in this offering. Mr. Parlontieri is the owner of record of 200,000 shares of our common stock, of which 100,000 shares are being registered for Mr. Parlontieri in this offering. See "Principal Shareholders" and "Selling Shareholders." 150,000 shares of Mr. Parlontieri's shares of common stock are subject to a lock-up agreement with us. See "Shares Eligible for Future Sale." We are in the process of obtaining a "key-man" insurance policy on the life of Mr. Parlontieri in the amount of $1 million and expect to have that coverage in place within the next 60 days.

         ROBERT EVANS. On June 1, 2000 , we entered into a consulting agreement with Robert Evans, a resident of Atlanta, Georgia Mr. Evans previously operated for Lake Holdings, LLC, the emissions testing stations at 27 East Crogan Street and at 554 Atlanta Highway, which we purchased and are currently operating. Under our agreement, Mr. Evans has agreed to provide assistance and advice in connection with the operations of our emissions testing stations on East Crogan Street and on Atlanta Highway, and in connection with developing criteria to use in selecting potential sites for our additional stations. Mr. Evans was instrumental in the process of selecting our third and fourth emissions testing sites on Jimmy Carter Boulevard and Beaver Ruin Road in Gwinnett County, Georgia. We have agreed to pay Mr. Evans $1,000 per week for his services and we have agreed to provide him with an automobile allowance of $500 per month. In addition, we have agreed to issue Mr. Evans an option to purchase up to and including 120,000 shares of our common stock pursuant to the terms of our 2000 Stock Option Plan. The option will be granted after our share of common stock are traded in the public market. The per share exercise price under the option will be equal to the per share fair market value of our common stock on the date on which the option is granted. The option will vest as to 60,000 shares on the grant date of the option, and the remaining 60,000 shares will vest on January 1, 2002. See "Employees and Consultants - 2000 STOCK OPTION PLAN." Our consulting agreement with Mr. Evans, which has an effective date as of June 1, 2000, will expire on April 1, 2001. See "Employees and Consultants - 2000 STOCK OPTION PLAN."



         Mr. Evans is one of our founders and is the owner of record of 140,000 shares of common stock, 90,000 of which we are registering for Mr. Evans in this offering. Mr. Evans's shares of common stock are not subject to any lock-up agreement with us, though Mr. Evans' shares that are not being registered in this offering are and will be subject to transfer restrictions under Rule 144 promulgated under the Securities Act of 1933, as amended. See "Shares Eligible for Future Sale."



         PORTER LANE INVESTMENTS, INC. Concurrently with our formation on May 5, 2000, we entered into a consulting agreement with Porter Lane Investments, Inc., a Georgia corporation. Porter Lane is owned by Gerald F. Sullivan, one of our founders and a resident of Georgia. Our consulting agreement with Porter Lane obligates Porter Lane to provide assistance and advice to us in connection with mergers, acquisitions and other business combinations, and in connection with the capital markets and financing transactions. Our agreement with Porter Lane has a term of five years and requires us to pay Porter Lane a monthly fee of $8,000, which fee increases at the rate of ten percent per year, plus a finder's fee on debt and/or equity acquisition transactions procured for us through the efforts of Porter Lane equal to two and one-half percent of the value of the transaction. The agreement permits Porter Lane to retain, engage and employ other persons and entities to provide the services required to be furnished by Porter Lane under our agreement.



         The consulting agreement with Porter Lane further requires that we provide it with office space and office support at our executive offices in Cumming, Georgia, as well as reimburse Porter Lane for any actual expenses incurred by it in connection with the performance of its duties under our consulting agreement. Porter is a selling shareholders in this offering. We are registering 100,000 shares of the 210,000 shares of our common stock owned of record by Porter

Lane. See "Principal Shareholders" and "Selling Shareholders." Of the 210,000 shares of common stock owned of record by Porter Lane, 160,000 shares are subject to a lock-up agreement with us. See "Shares Eligible for Future Sale."


         WILLIAM S. ESTROFF. On June 1, 2000, we entered into an employment agreement with William S. Estroff to serve as our president and chief executive officer. The agreement had an initial term of one year, with renewal options for up to three additional one-year terms. Mr. Estroff resigned as our president and chief executive officer as of September 15, 2000. At the same time, Mr. Estroff resigned his position as a member of our board of directors. Mr. Estroff is one of our founders and is the owner of record of 110,000 shares of common stock. Of those shares, we are registering 55,000 shares for Mr. Estroff in this offering. Mr. Estroff is one of the selling shareholders in this offering. See "Principal Shareholders" and "Selling Shareholders." All of Mr. Estroff's shares of common stock are subject to a lock-up agreement with us. See "Shares Eligible for Future Sale."



         The following table sets forth information with respect to all compensation, paid or accrued, in the year ended December 31, 2000, for services rendered in all capacities to us by our Chief Executive Officer, Richard A. Parlontieri; by our independent contracts, Gerald F. Sullivan and Robert Evans; and by our former Chief Executive Officer, Robert Estroff.



                           SUMMARY COMPENSATION TABLE
              (ALL AMOUNTS ARE ANNUALIZED FISCAL YEAR 2000 AMOUNTS)



                                                                                                    Long-term
                                                                                                   Compensation
                                                     Annual Compensation                              Awards
                                    Fiscal  --------------------------------------------         ----------------
                                     Year                                     Other                 Securities
                                    Ended    Salary            Bonus          Annual                Underlying
Name and Principal Position        Dec. 31    ($)               ($)        Compensation($)          Options(#)
---------------------------        -------  --------          --------     ---------------          ----------

Richard A. Parlontieri, CEO         2000    $60,000           $10,000           -0-                 500,000
Gerald F. Sullivan, Consultant      2000    $96,000             -0-             -0-                   -0-
Robert Evans, Consultant            2000    $52,000             -0-          $6,000(1)              120,000
William S. Estroff, Former CEO      2000    $60,000             -0-          $6,000(1)                -0-


----------------------

(1)      Automobile allowance of $500 per month.



2000 STOCK OPTION PLAN



IN GENERAL



         In December, 2000, our board of directors adopted a stock option plan known as the "Emissions Testing, Inc., 2000 Stock Option Plan." The effective date of the plan is December 1, 2000. The purpose of the plan is to afford our executive employees and directors, as well as our key consultants and advisors, with an opportunity to acquire or increase their respective proprietary interests in us. The plan is administered by a committee appointed by our board of directors. The board has appointed three of its members, Messrs. Sidney E. Brown,

William L. Ross and Richard D. Downey, to serve as the initial members of the committee. The committee has the power and authority under the plan, among other things, to select the persons to whom options or awards will be granted, the type and number of shares or awards to be granted to such persons and the terms and conditions of the grant, including the timing of the grant.



         Our board has reserved 1,000,000 shares of our common stock for issuance under the plan. The plan contemplates the issuance of incentive stock options, options other than incentive stock options, reload options, restricted shares of our common stock, and stock appreciation rights.



         INCENTIVE STOCK OPTIONS. Incentive stock options are options issued in accordance with the terms, limitations and conditions of Section 422 of the Internal Revenue Code. Incentive stock options provide certain tax benefits to the option holder, mainly the deferral of income tax recognition until the securities issuable upon exercise of the option are sold or otherwise disposed of by the security holder. Options that do not satisfy Section 422 generally are taxable to the option holder upon the exercise of the option.



                  o the option holder must be an employee of the issuer or a subsidiary of the issuer;



                  o the option holder may not be an individual who, at the time the option is granted, owns stock that has more than 10% of the voting power of all classes of stock of the issuer or any subsidiary of the issuer unless certain more stringent qualification rules are satisfied;



                  o upon exercise of the option, the option holder must receive stock of the employer corporation or the stock of a parent or subsidiary corporation to the employer;



                  o the option plan must specify the aggregate number of shares of employer stock that may be issued pursuant to the plan and the employees or class of employees who are eligible to receive incentive stock options;



                  o a newly adopted incentive stock option plan must be approved by the shareholders of the adopting corporation within 12 months before or after the plan is adopted;



                  o the plan cannot be of a duration of more than 10 years from the date the plan is adopted or the date the plan received shareholder approval, whichever is earlier;

                  o the incentive stock option, by its terms, cannot be exercised after the expiration of 10 years from the date of the grant;



                  o the option exercise price must be no less than the fair market value of the underlying stock at the time the option is granted and, if the option holder is the owner of 10% or more of the total combined voting power of the stock of the employer corporation or its parent or subsidiary, the exercise price must be no less than 110% of the market value of the underlying stock, and



                  o the value of shares of employer stock that can be exercised for the first time by a taxpayer in any one year under an incentive stock option plan cannot exceed $100,000, based on the fair market value of the stock at the date of the option's grant.



         OPTIONS THAT ARE NOT "INCENTIVE" STOCK OPTIONS. Options that do not meet the requirements of an incentive stock options may be issued under the plan, pursuant to terms and conditions established by the committee in accordance with the plan, including the exercise price, any vesting period, forfeiture provisions, and the period of time within which the option may be exercised.



         RELOAD OPTIONS. Reload or "replacement" options are options that may, in the discretion of the committee, be issued whenever an option holder uses shares of our common stock to pay the exercise price of options previously granted under the plan. The number of shares covered by such an reload option generally is equal to the number of shares used by the option holder to pay the exercise price of the earlier options, and the exercise price for the reload option generally is equal to the then-current fair market value of our common stock.



         RESTRICTED SHARES. Restricted shares of common stock may be issued under the plan. Restricted shares are those subject to restrictions, terms and conditions placed upon them by the committee, in its discretion, in connection with the issuance, ownership or transferability of those shares.



         STOCK APPRECIATION RIGHTS. Stock appreciation rights allow the holder to receive from us an amount of cash equal to the appreciation, if any, in the fair market value of a share of our common stock from the grant date of such rights to the date on which the rights are retired or expire.



         The plan provides that the Committee, in its discretion, may issue options and awards in any combination. We are not obligated under the plan, or any agreement to which we are a party, to register any of the options or awards issuable under the plan with the Securities and Exchange Commission or any other governmental agency.

OPTIONS TO BE GRANTED UNDER THE PLAN



         To date, no options have been issued under the plan. However, the committee under the plan has agreed to issue options to Richard A. Parlontieri for 500,000 shares, to Mr. Robert Evans for 120,000 shares and to the current outside members of our board of directors for 15,000 shares of common stock. The options will not be granted until after our common stock is traded in the public market. The per share exercise price under each of these options will be equal to the per share fair market value of our common stock on the date the options are granted.

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                                   REAL ESTATE
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CORPORATE OFFICE



         We rent our general corporate offices located at 400 Colony Park in Cumming, Georgia, which consist of 1,240 square feet of office space. The rent for our office space is $1,195 per month, including utilities, with a term that expires on May 31, 2001. We believe that this space is adequate for our current needs.



TESTING FACILITIES



         We rent the land and buildings we use in connection with our four existing emissions testing facilities:



o EAST CROGAN STREET STATION: We lease a facility located at 27 East Crogan Street, Lawrenceville, Georgia. That lease expires May 31, 2004. The current rent under that agreement is $1,759 per month, subject to adjustment based upon the consumer price index. We have a single, five year renewal option on this lease. This facility was originally leased to Lake Holdings. Pursuant to the terms of that lease, we obtained the lessor's consent to the assignment of that lease by Lake Holdings to us.



o ATLANTA HIGHWAY STATION: We lease a facility located at 554 Atlanta Highway, Cumming Georgia 30041. That lease expires on September 1, 2001, but may be terminated by either party upon thirty (30) days written notice. The monthly rent under that lease is the greater of $500 or $1. for each vehicle tested at the site during the applicable month. This facility was originally leased to Lake Holdings. The lease does not require and we did not obtain an assignment or sublease of this lease, though we do occupy the facility, operate our business from the facility and fulfill the obligations of the lessee under the lease.



o    JIMMY CARTER BOULEVARD AND BEAVER RUIN ROAD STATIONS: On October 4,
     2000, we entered into two separate land leases with Motiva Enterprises LLC, a Delaware limited liability company, with executive offices in Houston, Texas. Under each of those agreements, we agreed to lease, as lessee, a building previously operated as a car wash by Texaco, Inc., and the adjoining land. Our purpose for leasing the land and buildings was to convert each of the car wash facilities to emissions testing stations. At each site, the lessor removed the car wash equipment and we then installed our emissions testing equipment in the buildings, using a part of the testing equipment we purchased from Lake Holdings in June, 2000. The sites we leased from Motiva are in Gwinnett County, Georgia, and are located at 4125 Jimmy Carter Boulevard and 1807 Beaver Ruin Road.



              The initial term of each of our land leases with Motiva is one year from October 1, 2000. We may extend the term of each land lease for five consecutive one year periods, so long as we are not in breach of the land lease, by giving 90 days' advance written notice to Motiva. The base rent under each land lease is $1,800 per month.

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             OUR PRIOR SERIES A CONVERTIBLE DEBENTURES AND WARRANTS
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            On June 1, 2000, we entered into a Securities Purchase Agreement with GCA Strategic Investment Fund Limited, under which we agreed to sell to GCA up to $1,000,000 of our Series A convertible debentures and warrants for up to 500,000 shares of our common stock. Our original agreement allowed GCA to convert its debentures into shares of our common stock at the rate of $1.00 per share, and the exercise of its warrants at the rate of $1.00 per share. This agreement was subsequently amended to allow GCA to convert its debentures into shares of our common stock at the rate of $.50 per share and exercise its warrants at the rate of $.50 per share. We subsequently sold and issued the following debentures and warrants to GCA:


                                              Principal Amount                  Warrant For
Date                                            of Debenture                       Shares
----                                         --------------------              --------------

June 1, 2000                                  $525,000                         250,000 shares
September 15, 2000                             100,000                          50,000 shares
November 1, 2000                               100,000                          50,000 shares
December 8, 2000                               100,000                          50,000 shares
January 31, 2001                               175,000                                     *
                                             ------------------------------------------------

            TOTAL                            $1,000,000                        400,000 shares
                                             ==========                        ==============

* We did not issue a final warrant for 100,000 shares since GCA intended to cancel all warrants immediately upon the closing of the January 31, 2001 sale of the $175,000 debenture noted above.

            These sales and issuances were structured as private placements under Sections 4(2) and 4(6) of the Securities Act of 1933 and Rule 506 of Regulation D of the Securities and Exchange Commission.


            On January 31, 2001, we amended our agreement with GCA whereby GCA elected to purchase the remaining debentures of $175,000 and convert all of the debentures into shares of common stock. Under our agreement, as amended, GCA:



         o Purchased the remaining debenture in the principal amount of $175,000, for a price of $166,250;


         o GCA converted all of our debentures, in the aggregate amount of $1 million, into 3,448,276 of our shares (at a per share price of $0.29);

         o We and GCA cancelled, without exercise, all warrants held by GCA to purchase our shares; and

         o We paid all accrued and outstanding interest on the debentures, in the approximate amount of $30,410 as of January 31, 2001, by issuing to GCA an additional 104,861 shares of common stock.

            As a result of these transactions, GCA currently is our largest single shareholder, owing 60.19% of our outstanding shares immediately prior to this offering.

            As a condition to GCA's conversion of our debentures under the Securities Purchase Agreement, we agreed that for a period lasting up to and including May 31, 2001, not to:

         o sell, or offer to sell, any securities (including any credit facilities that are convertible into securities which may be issued at a discount to the then current market price);

         o issue any securities in connection with a strategic alliance to be entered into by us unless the issued securities are the subject of a one year statutory or contractual hold period or, if not subject to such a hold period, unless GCA has liquidated all of its holdings of our stock.

         We are not restricted from borrowing under conventional credit facilities existing as of June 1, 2000, stock issued or credit facilities to be established in connection with acquisitions or employee or director stock options, or existing rights, warrants or securities issued under a take-down with GCA for a period lasting up to and including May 31, 2001.

            Also, we may enter into the following types of transactions:

         o "Permanent Financing" transactions, which include any form of debt or equity financing, other than an underwritten offering which is offered by a reduction of the financing commitment to zero and payment of all related fees and expenses;

         o "Project Financing" transactions which provide an issuance of recourse debt instruments in connection with the operation of our business as presently conducted or as proposed to be conducted;

         o        An underwritten offering of our common stock; and

         o Other financing transactions specifically consented to in writing by GCA.

            Our sale of securities under this offering is not restricted under the Securities Purchase Agreement.

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                                   MANAGEMENT
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DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the names, ages and positions of our directors and executive officers:

                                               Age as of
         Name                               December 1, 2000                    Position

Sidney E. Brown                             61                         Chairman of the Board and
                                                                       Director

William L. Ross                             54                         Director

Richard D. Downey                           62                         Director

Richard A. Parlontieri                      54                         President/CEO and Director


SIDNEY E. BROWN - Mr. Brown holds a B.S. from Georgia Southern University and a B.B.A., M.E.D., E.D.S. and E.D.D., from the University of Georgia. He recently retired from his position as the dean of Graduate and Off-Campus Programs at Piedmont College, where he was on staff since April 1998. Prior to April 1998, Mr. Brown was employed as the Associate Vice President of Academic Affairs of the University of Georgia, where he was on staff from July 1969 to June 1998. Mr. Brown remains active in small business development activities in an advisory role to a number of growth companies. Mr. Brown is the father of Michael Brown, a director of GCA.



WILLIAM L. ROSS - Mr. Ross is a graduate of Howard University's Graduate Program graduating with his Ph.D. in 1977, and his MS in 1969, both in Psychology. He has been in private practice since 1981. Mr. Ross has been involved in clinical psychology, child development, professional counseling and management training in the Miami, Florida area from 1977 until moving to Amelia Island, Florida in 1993. His management consulting experience includes executive development, recruiting and communication skills development.



RICHARD D. DOWNEY - Mr. Downey is the Director of Special Services and Psychological Services for the Gwinnett County Public Schools, Lawrenceville, Georgia, a suburb of Atlanta. Prior to joining Gwinnett County in 1988, Mr. Downey worked in a similar role at Marana School System, Marana, Arizona, from 1986 through 1988. His other experience includes extensive management of programs for various hospitals, school systems and research organization. Mr. Downey's business experience in both governmental and private business includes budget development and administration, recruiting and reporting.

RICHARD A. PARLONTIERI - Mr. Parlontieri is our President and Chief Executive Officer. Prior to joining us, Mr. Parlontieri served as the chairman and chief executive officer of ebank.com, Inc., a publicly held bank holding company founded by Mr. Parlontieri and headquartered in Atlanta, Georgia. He held those positions with ebank.com during the period July, 1997 through July 2000. Between 1994 and July, 1997, Mr. Parlontieri was a private consultant to banks and financial institutions. From 1990 to 1994, Mr. Parlontieri was the owner of Main Street Customs Homes, Inc., a residential construction company in Atlanta, Georgia. And between 1983 and 1990, Mr. Parlontieri served as president and chief executive officer of Habersham Resource Management, Inc., a consulting firm that specialized in the financial services, real estate, health care and capital goods industries.

         Each of our directors holds office until the next annual meeting of shareholders or until his successor has been elected and qualified.

         DIRECTOR COMPENSATION AND SHARES OF COMMON STOCK: Our non-employee, or outside, directors will receive $1,000 per meeting attended in person and a $500 per attended telephonic meeting fee for serving on our board of directors or any committee thereof. Our outside directors also may be reimbursed for certain expenses incurred in connection with attending a meeting of our board of directors or one of its committees. Any employee who serves on our board of directors, including Richard A. Parlontieri, will not be entitled to receive such meeting fees, though expenses incurred to attend meetings of our Board or Directors or one of its committees may be reimbursed.

         Further, each of our directors is one of our co-founders. Each of our three outside directors has been issued 50,000 shares of our common stock, for a total of 150,000 shares. One-half of the founders shares held by each outside director are being registered in this offering on their behalf as selling shareholders.

         Mr. Parlontieri, our only employee-director, holds 200,000 shares of our common stock. Those shares were issued to Mr. Parlontieri as a co-founder of the company. One-half of Mr. Parlontieri's shares, i.e., 100,000 shares, are being registered in this offering on behalf of Mr. Parlontieri as a selling shareholder. Of the 200,000 shares held by Mr. Parlontieri, 150,000 shares are subject to the terms of a lock-up agreement between us and Mr. Parlontieri, which agreement prohibits the sale of those shares until October 1, 2001. See "Shares Eligible for Future Sale" and "Selling Shareholders."

         In addition, we have agreed to issued each of our current outside directors with an option to purchase up to and including 5,000 shares of common stock, for a total of 15,000 shares. The options will be issued in accordance with the terms of the 2000 Stock Option Plan after our shares of common stock are traded in the public market. The per share exercise price under the options will be equal to the fair market value of the common stock on the date on which the options are granted and will vest in favor of the directors immediately.


         COMMITTEES OF THE BOARD OF DIRECTORS: In June 2000, our board of directors established the following committees: (a) a Compensation Committee, consisting of our three outside directors -- Messrs. Sidney E. Brown, William L. Ross and Richard D. Downey; (b) an Audit

Committee, consisting of the same three outside directors -- Messrs. Sidney Brown, William L. Ross and Richard D. Downey, and (c) a Stock Option Committee consisting of our three outside directors.


         MANAGEMENT: The day-to-day operations of the Company will be led by Richard A. Parlontieri, our President and Chief Executive Officer.

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                      PRINCIPAL SHAREHOLDERS AND MANAGEMENT
-------------------------------------------------------------------------------

            The following table sets forth the beneficial ownership of the shares of our common stock as of the close of business on February 28, 2001 of each person known by us to own beneficially five percent or more of the our common stock.


                                              Principal Shareholders

                                                               Percentage
                                                             of Common Stock
                               Total Shares of               ---------------           No. of Shares
                                 Common Stock            Before             After       Registered
                              Beneficially Owned(a)     Offering          Offering      in Offering

GCA Strategic
   Investment Fund
   Limited(b)                      3,553,137             60.19%             44.96%        3,553,137

Irish Investments, LLC(c)            310,000              5.25%              3.92%          100,000

Emerald Marine(d)                    310,000              5.25%              3.92%          100,000

Westhurst, Ltd.(e)                   310,000              5.25%              3.92%          100,000

Bolling Investments,
   LLC.(f)                           310,000              5.25%              3.92%          100,000

         (a) For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13(d)-3 of the Securities Exchange Act of 1934, under which, in general, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if that person has the right to acquire beneficial ownership of such security within 60 days through the exercise of any option or warrant or through the conversion of a security.

         (b) GCA Strategic Investment Fund Limited is a Bermuda corporation having a place of business at Mechanics Building, 12 Church Street, Hamilton HM II, Bermuda.

         (c) Irish Investments, LLC, is a limited liability company beneficially owned by Joseph Powell. Mr. Powell's address is 2413 1st Avenue Apt. K-3, Fernandina Beach, Florida 32034.

         (d) Emerald Marine, Ltd., is a company beneficially owned by Gordon Mundy. Mr. Mundy's address is P.O. Box 175 12-14 Finch Douglas, Isle of Man, IM 991TT.

         (e) Westhurst Ltd., is a company beneficially owned by Gordon Mundy. Mr. Mundy's address is P.O. Box 175 12-14 Finch Douglas, Isle of Man, IM 991TT.

         (f) Bolling Investments, LLC, is a limited liability company beneficially owned by Wayne Shortridge. Mr. Shortridge's address is 257 Bolling Road, NE, Atlanta, Georgia 30305.

         The following table sets forth the beneficial ownership of our common stock as of the close of business on February 28, 2001, by our directors and executive officers, and our directors and executive officers as a group.



                                             Management
                                             ----------
                                                                  Percentage
                                                               of Common Stock
                                  Total Shares of         --------------------------       No. of Shares
                                    Common Stock          Before               After         Registered
                               Beneficially Owned(a)     Offering             Offering       in Offering
                               -------------------------------------------------------------------------

Richard A. Parlontieri,
   President and CEO                  200,000              3.39%               2.53%           100,000

Sidney E. Brown, Director              50,000               .85%                .63%            25,000

William L. Ross, Director              50,000               .85%                .63%            25,000

Richard D. Downey,                     50,000               .85%                .63%            25,000
   Director

All directors and officers
   as a group                         350,000              5.93%              4.443%           175,000



         (a) For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13(d)-3 of the Securities Exchange Act of 1934, under which, in general, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if that person has the right to acquire beneficial ownership of such security within 60 days through the exercise of any option or warrant or through the conversion of a security.

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                              SELLING SHAREHOLDERS
-------------------------------------------------------------------------------

         This prospectus concerns, in part, the registration of an aggregate of 4,570,000 shares of common stock owned of record by the selling shareholders. Some of these shares are subject to lock-up agreements between the applicable selling shareholder and us, which agreements prohibit the sale or transfer of the shares until October 1, 2001. See "Shares Eligible for Future Sale." Once their shares may be traded and sold, the selling shareholders may transfer their shares of our common stock at those prices that they are able to obtain in the market or as otherwise negotiated. In addition, once their shares may be traded or sold, the selling shareholders may transfer the shares in exchange for consideration other than cash, or for no consideration, as determined by the selling shareholders in their sole discretion. This prospectus may be used by the selling shareholders to transfer shares of the common stock to affiliates of the selling shareholders. We will receive no proceeds from the sale of common stock by the selling shareholders.

         The following table sets forth the name of the selling shareholders, the number of shares of common stock owned by the selling shareholders before this offering, the number of shares of common stock being registered, and the number and percentage of shares of common stock owned after this offering. None of the selling shareholders has held any position or office, or had any marital relationship with our officers or directors since our formation on May 5, 2000, except as noted below.

                                  Beneficial Ownership                   Beneficial Ownership
                                     Prior to the                             After the
                                       Offering              Number of         Offering(1)
                                    ----------------          Shares      -----------------
Selling Shareholder                 Number   Percent        Registered    Number    Percent
-------------------                 ------   -------        ----------    ------    -------
GCA Strategic Investment
   Fund Limited                   3,553,137   60.19%         3,553,137   3,553,137  44.96%
Porter Lane Investments,
   Inc.(a)                          210,000    3.56%           100,000    210,000    2.66%
Irish Investments, LLC.             310,000    5.25%           100,000    310,000    3.92%
Emerald Marine, Ltd.                310,000    5.25%           100,000    310,000    3.92%
Westhurst, Ltd.                     310,000    5.25%           100,000    310,000    3.92%
Bolling Investments, LLC            310,000    5.25%           100,000    310,000    3.92%
Richard A. Parlontieri(b)           200,000    3.39%           100,000    200,000    2.53%
William S. Estroff(c)               110,000    1.86%            55,000    110,000    1.39%
Gant Alumni Associates,
    LLC                             100,000    1.69%           100,000    100,000    1.27%
ARM & Associates, LLC               100,000    1.69%           100,000    100,000    1.27%
Karen Vickers(d)                     50,000     .85%            25,000     50,000     .63%
Sidney E. Brown(e)                   50,000     .85%            25,000     50,000     .63%
William L. Ross(f)                   50,000     .85%            25,000     50,000     .63%
Richard D. Downey(g)                 50,000     .85%            25,000     50,000     .63%
John J. McManus                      50,000     .85%            25,000     50,000     .63%
Robert Evans(h)                     140,000    2.37%            90,000    140,000    1.77%
                                    -------   -------         --------    -------    -----


                                      48

         Total                    5,903,137    100%          4,623,137  5,903,137   74.68%
                                  =========    ====          =========  =========   ======

         (1) Assumes that we sell a total of 2,000,000 shares of common stock in this offering. Excludes 1,000,000 shares of common stock reserved for issuance under the 2000 Stock Option Plan.

         (a) Porter Lane Investments, Inc., is a corporation beneficially owned by Gerald F. Sullivan, a resident of Gainesville, Georgia. Mr. Sullivan's address is 5255 Porter Lane, Gainesville, Georgia 30506. Mr. Sullivan served as our sole director from May 5, 2000 to May 31, 2000.

         (b) Richard A. Parlontieri is the President/CEO and a director of the Company. Mr. Parlontieri's address is 400 Colony Park, Building 104, Suite 600, Cumming, Georgia 30041.

         (c) William S. Estroff served as our president from May 1, 2000 to September 17, 2000.

         (d) Karen Vickers is our Business Office Manager and corporate secretary.

         (e) Sidney E. Brown is one of our directors. Mr. Brown is the father of Michael Brown, a director of GCA, the holder of 3,553,137 shares of our common stock.

         (f)      William L. Ross is one of our directors.

         (g)      Richard D. Downey is one of our directors.

         (h)      Mr. Evans is one of our consultants.

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                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
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            SIDNEY E. BROWN. Mr. Sidney E. Brown is one or outside directors. Mr. Brown is the father of Michael Brown, one of the directors of the GCA. GCA is the holder of 3,553,137 shares of our common stock.

            BEACHSIDE COMMONS I, INC. AND PORTER LANE INVESTMENTS, INC. On June 2, 2000, we advanced a loan to Beachside Commons I, Inc., a Florida corporation, in the amount of $94,883.35. The money for this loan was obtained by us from the sale to GCA Strategic Investment Fund Limited of a debenture in the original principal amount of $525,000. The intent of the advance was to invest a portion of our funds then on-hand at a relatively high rate of return on a short-term basis.

            The loan to Beachside was evidenced by a promissory note. The note provided for interest at the rate of 12% per annum and a fee equal to two percent of the original principal amount of the note. The note further provided that all principal, interest and fees were due to be paid in full on August 2, 2000.

            The note was not paid on August 2, 2000, and no payments were subsequently received by us under the note.

            Subsequently it was determined that, the loan to Beachside violated a restriction on the use of proceeds set forth in our securities purchase agreement with GCA.

            When the loan to Beachside was made, Mr. Sullivan was our sole director and, at the same time, he was the president of Beachside. Also, when the loan was made, Mr. Estroff was our president and, at the same time, his family was the beneficiary of a trust that co-owned Beachside. The trusts that owned Beachside were created by Mongoose Investments, LLC., owned by Richard P. Smyth. Mr. Smyth is the beneficial owner of Irish Investments, LLC., one of our shareholders. Two other relationships existed among these persons: The trustee of the trusts that own Beachside is Margaret Ryder, an attorney and the daughter of Mr. Sullivan; and Mr. Smyth and Mr. Estroff are brothers-in-law.

            On December 1, 2000, we sold the note from Beachside to Porter Lane Investments, Inc. which is beneficially owned by Mr. Sullivan, in exchange for 100,000 shares of our common stock owned of record by Porter Lane. Concurrently with the closing of our sale and redemption transaction with Porter Lane, GCA provided us with a letter waiving our default stemming from our use of proceeds for an unauthorized purpose. GCA subsequently converted all of our debentures into shares of our common stock.

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                               RECENT TRANSACTIONS
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         Since our formation on May 5, 2000, we have entered into the following transactions, other than our transactions with GCA Strategic Investment Fund Limited described earlier in this prospectus and the related transactions mentioned in the preceding section of this prospectus:

ASSET PURCHASE TRANSACTION WITH LAKE HOLDINGS, LLC.

         On June 1, 2000, we acquired certain assets and assumed certain liabilities of Lake Holdings, LLC., a Georgia limited liability company then engaged in the emissions testing business in the State of Georgia. The assets we purchased consisted primarily of equipment sufficient to operate up to five vehicle emissions testing stations. Other assets acquired in the transaction included all licenses, permits, and goodwill of the seller, together with lease agreements covering the land and buildings used by Lake Holdings in connection with the operations of two testing stations, one at 27 East Crogan Street in Gwinnett County and the other at 554 Atlanta Highway in Forsyth County, Georgia.

         The total purchase price for Lake Holdings' assets was $220,000, all of which was paid by us in cash. We used a portion of the proceeds from our sale on June 1, 2000 of a $525,000 debenture to GCA Strategic Investment Fund Limited to pay the purchase price for the assets of Lake Holdings. We subsequently granted to GCA a first priority lien in the emissions testing equipment we purchased from Lake Holdings, to secure our obligations under the debenture and the securities purchase agreement with GCA. See "Series A Convertible Debentures and Warrants - Terms and Conditions."


         The only significant liabilities of Lake Holdings that we assumed were the real estate leases for the East Crogan and the Atlanta Highway sites. The lease for the East Crogan site has a term that expires on May 31, 2004, although we may, at our option, renew the lease for an additional five years. The current rent under that agreement is $1,759 per month, subject to adjustment based upon the consumer price index. The lease for the Atlanta Highway site has a term that expires on September 1, 2001, but may be terminated by either party with 30 days' advance notice. We have the right, at our option, to renew the Atlanta Highway lease up to two times, each for an additional five-year term, but any renewal will be subject to cancellation by either party on 30 days' advance notice. The monthly rent under that lease is the greater of $500 or $1. for each vehicle tested at the site during the applicable month. See, "Real Estate."



         We continue to operate the same two emissions testing stations formerly operated by Lake Holdings at 27 East Crogan Street and 554 Atlanta Highway. The Atlanta Highway station is equipped to test the emissions of one vehicle at a time. The East Crogan Street station is now equipped to test the emissions of two vehicles at a time.


         The equipment purchased from Lake Holdings that is not used at our East Crogan or Atlanta Highway testing stations is now in use at our other two emissions testing stations or is leased to an unrelated party for $528 per month under an agreement that is scheduled to expire May 2003.

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                      RECENTLY ISSUED ACCOUNTING STANDARDS
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            Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (SFAS 133), was issued in June 1998. SFAS 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Statement of Financial Accounting Standards No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES - DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT 133 (SFAS 137), was issued in June 1999. SFAS 137 delays the effective date of SFAS 133 to fiscal years beginning after June 15, 2000. Our convertible debentures are considered to be a derivative; however, we have not yet determined whether adoption of SFAS 133 will have a material impact on our financial statements.

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                          DESCRIPTION OF CAPITAL STOCK
-------------------------------------------------------------------------------

         GENERAL: Our authorized capital stock consists of 30,000,000 shares, consisting of 20,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share. As of the date of this prospectus, and without giving effect to the 1,000,000 shares of common stock reserved for issuance under our 2000 Stock Option Plan, we have outstanding 5,903,137 shares of common stock and no preferred stock. Immediately following this offering and assuming that we sell 2,000,000 shares of common stock in this offering, there will be outstanding a total of 7,903,137 shares of common stock, and no shares of preferred stock, computed as follow:

                  Shares                                                          Number
                 -------                                                          ------
         Currently issued and outstanding                                       5,903,137

         Shares to be sold by us to the public in this offering                 2,000,000
                                                                                ---------

                  Total                                                         7,903,137
                                                                                =========

         VOTING RIGHTS OF COMMON STOCK: Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our shareholders.

         DIVIDENDS ON COMMON STOCK: The holders of our common stock are entitled to receive, pro rata, dividends as may be declared by our board of directors out of funds legally available for the payment of dividends. See "Dividend Policy."

         OTHER PROVISIONS APPLICABLE TO OUR COMMON STOCK: There are no preemptive rights to subscribe for any additional securities that we may issue. There are no redemption provisions or sinking fund provisions applicable to our common stock, nor is our common stock subject to calls or assessments by us.

         LIQUIDATION AND DISSOLUTION: In the event of any liquidation, dissolution or winding up of our affairs, holders of our common stock will be entitled to share ratably in our assets remaining after payment or provision for payment of all of our debts and obligations, including, without limitation, the debt evidenced by our debentures, and liquidation payments to holders of any outstanding shares of presently undesignated preferred stock that has a liquidation preference.

         UNDESIGNATED PREFERRED STOCK: Our board of directors has the authority, subject to the limitations prescribed by law and the provisions of our articles of incorporation, to provide for the issuance of up to 10,000,000 shares of preferred stock in series, to establish from time to time the number of shares to be included in each of these series, and to fix the designations, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof. Among the specific matters that may be determined by the board of directors are the number of shares constituting each series and the distinctive designation thereof; the dividend rate; whether dividends will be cumulative; the relative rights of priority, if any, on the payment of dividends; whether the series will have voting rights in addition to the voting rights provided by law, and, if so, the terms of those voting rights; whether the series will have conversion privileges, and if so, the terms of the conversion, including provision for adjustment of the conversion rate; redemption rights and the terms thereof; whether the series will have a sinking fund and if so, the terms and amount of the sinking fund; and the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up, and the relative rights of priority, if any, of payment of shares of these series. Any undesignated preferred stock issued by us may:

- Rank prior to our common stock as to dividend rights, liquidation preference or both;

-        Have full or limited voting rights; and

-        Be convertible into shares of our common stock.

         The issuance of undesignated preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or seeking to acquire, a significant portion of our outstanding common stock.

         INDEMNIFICATION: Our bylaws provide for indemnification rights to any person who was or is threatened to be a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of ours, against expenses, including reasonable attorneys' fees, reasonably incurred by such person in connection with such proceeding, if such person acted in a manner he or she believed in good faith to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful, to the maximum extent permitted by, and in the manner provided by, the Georgia Business Corporation Code.

         In addition, to the extent that our directors, officers, employees or agents have been successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party, in the defense of any claim, issue, or matter therein, because that individual is or was a director, officer, employee or agent of ours, we will indemnify such person against reasonable expenses incurred by that person in connection therewith. We may not indemnify a director, officer, employee or agent under our bylaws unless a determination has been made by our disinterested members of our board of directors, or alternatively by disinterested shareholders or by special legal counsel, as provided in the bylaws, in each specific case that such person has met the standard of care required under the bylaws for indemnification.

         Furthermore, we may pay for or reimburse the reasonable expenses incurred by our directors, officers, employees or agents who parties to a proceeding in advance of final disposition of the proceeding if (a) such person furnishes us with a written affirmation of such person's good faith believe that he or she has met the standard of conduct required for indemnification by us, and (b) such person furnishes us with a written undertaking to repay any advances if its is ultimately determined that such person is not entitled to indemnification by us.

         Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

         We do not currently maintain directors' and officers' liability insurance. However, we intend to obtain such coverage as soon as practical after this prospectus is declared effective by the Securities and Exchange Commission.

         THE ABSENCE OF PREVENTATIVE ANTI-TAKEOVER MEASURES: We have not elected to adopt any preventative anti-takeover, "shark repellant," or "porcupine" measures to defend against a tender offer of our common stock. We may elect such measures in the future, in the discretion of the board of directors.

         GEORGIA'S FAIR PRICE REQUIREMENTS - NOT AVAILABLE TO US OR OUR
SHAREHOLDERS: The Georgia Business Corporation Code includes certain provisions designed to protect shareholders of Georgia corporations against the inequities of certain tactics that may be used in hostile takeover attempts. In so-called two-tier transactions, the acquiring party usually tenders in cash at a substantial premium for a major stock interest in the target corporation. After acquiring this initial interest in the corporation, the acquiring party may acquire total ownership of the corporation by effecting a so-called freeze-out merger that forces minority shareholders to receive cash or other consideration for their common stock in the acquired corporation. The result is that minority shareholders that do not participate in the initial tender may receive a lower price or less desirable form of consideration than was received by shareholders in tender. The provisions of O.C.G.A. Sections 14-2-1110-1113 are designed to discourage transactions of this type and to encourage negotiated acquisitions in which all of the shareholders will be more likely to receive equal treatment. However, unlike other states, notable Delaware, the Georgia statutes provide that these provisions do not apply unless the corporation, through its bylaws, elects to activate these provisions. We have not elected to have these provisions apply to us.


         "PENNY STOCK" REGULATIONS: The Securities and Exchange Commission has adopted regulations that define "penny stock" to include common stock that has a market price of less than $5.00 per share, subject to certain exceptions. These rules include the following requirements:



- broker-dealers must deliver, prior to the transaction, a disclosure schedule prepared by the SEC relating to the penny stock market;



- broker-dealers must disclose the commissions payable to the broker-dealer and its registered representative;



-        broker-dealers must disclose current quotations for the securities;

- if a broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market; and



- a broker-dealer must furnish its customers with monthly statements disclosing recent price information for all penny stocks held in the customer's account and information on the limited market in penny stocks.



         Additional sales practice requirements are imposed on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale.



         Many securities listed on the Over-the-Counter Bulletin Board would be covered by the definition of penny stock. If our common stock becomes subject to these penny stock rules these disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. A reduced level of trading activity in the secondary market may make it difficult for you to sell your shares at a particular time or at a particular price.

-------------------------------------------------------------------------------
                          TRANSFER AGENT AND REGISTRAR
-------------------------------------------------------------------------------

     Continental Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

-------------------------------------------------------------------------------
                         SHARES ELIGIBLE FOR FUTURE SALE
-------------------------------------------------------------------------------

         Prior to this offering, there has been no public market for our common stock. Prior to this offering, we had 5,903,137 outstanding shares of common stock. If we sell 2,000,000 of our shares in this offering, we will have a total of 7,903,137 shares outstanding, assuming no shares are issued under our stock option plan.

         Of the 7,903,137 shares, 6,623,137 shares are being registered in this offering - 2,000,000 shares to be sold by us and 4,623,137 to be sold by the selling shareholders. The registered shares may be sold in the public market as follows:

         - 5,868,137 shares may be sold in the public market upon the effective date of the registration statement; and


         - 755,000 shares may be sold in the public market from and after October 1, 2001. The 755,000 shares are subject to lock-up agreements between us and the security holders, prohibiting the transfer of these shares until, at the earliest, October 1, 2001.

         The 1,280,000 shares of our common stock not registered in this offering (7,903,137 - 6,623,173) held by our existing shareholders are restricted securities. The 1,280,000 shares may be sold in the public market as follows:

         - 175,000 shares are eligible for sale, at the earliest, on May 6, 2001, under the provisions of Rule 144 described below; and

         - 1,105,000 shares are eligible for sale, at the earliest, on October 1, 2001, under the provisions of Rule 144 described below. The 1,105,000 shares are subject to lock-up agreements between us and the security holders, prohibiting the transfer of these shares until, at the earliest, October 1, 2001.

                                    RULE 144

         In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus a person or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the number of shares of our common stock then outstanding, which will equal approximately 79,100 shares immediately after this offering. Generally, an "affiliate" is any director or officer of the issuer or the holder of 10% or more of the issuer's stock.

         Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

                                   RULE 144(k)

         Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. No shares of our common stock will qualify as "144(k) shares" prior to June 6, 2002.

                                    RULE 701

         In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors, other than affiliates, who purchases or receives shares from us in connection with a compensatory stock purchase plan or option plan or other written agreement will be eligible to resell their shares beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144 without compliance with its holding period requirements. None of our currently outstanding shares is subject to Rule 701.

-------------------------------------------------------------------------------
                              PLAN OF DISTRIBUTION
-------------------------------------------------------------------------------

            We are registering 6,623,137 shares of our common stock in this offering. Of those shares, we plan to sell to investors up to and including 2,000,000 shares. The 2,000,000 shares will be offered for sale on a "best efforts, no minimum" basis through, ____________________. __________ is not required to sell any specific number or dollar amount of securities but will use their best efforts to sell the securities. All net sale proceeds from the sale of these shares will be paid directly to us, and no escrow or other arrangement will be used to hold investors' funds. This offering will end at 6:00 P.M.(New York Time) on the six month anniversary date of the prospectus.


            Our shares are offered at the per share price of $5.50. We expect to pay commissions to __________ upon the sale of our common stock in an amount up to 12 percent of the gross sale price of our common stock.


            Any person retained to sell our shares may be required to deliver a copy of this prospectus and any supplement to this prospectus to any person who purchases any of the shares we are selling in this offering. An investor need not purchase a minimum number or dollar value of shares of common stock in this offering. The net sale proceeds from this offering will be used as indicated above. See "Use of Proceeds."

            As for the balance of the shares of common stock registered in this offering, it is anticipated that the selling shareholders will offer their respective shares of common stock in one or more public and/or non-public market transactions, consistent with applicable federal and state securities law and consistent with the terms of any lock-up agreement we may have entered into with such shareholder or holder. See "Shares Eligible for Future Sale."

         Once the shares of common stock registered hereby may be sold by the selling shareholders, sales may be made on the OTC Bulletin Board, in another over-the-counter market, on a national securities exchange, in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices. In addition, any shares covered by this prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act of 1933 or Rule 144 may be sold under such provisions rather than pursuant to this prospectus. The shares may be sold in one or more of the following types of transactions:

         (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         (b) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         (c) an exchange distribution in accordance with the rules of such exchange;

         (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

         (e) face-to-face transactions between sellers and purchasers without a broker-dealer.

         In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales.

         The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell pursuant to this prospectus. The selling shareholders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.


         We have advised the selling shareholders that during such time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. Regulation M prohibits, among other things, any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. The foregoing may affect the marketability of our common stock.

-------------------------------------------------------------------------------
                                  LEGAL MATTERS
-------------------------------------------------------------------------------

         The validity of the shares of common stock offered hereby will be passed upon for the Company by Epstein Becker & Green, P.C., Atlanta, Georgia.


-------------------------------------------------------------------------------
                                     EXPERTS
-------------------------------------------------------------------------------



         The financial statements of Emissions Testing, Inc. as of December 31, 2000 and for the period from May 5, 2000 through December 31, 2000; the combined financial statements of Lake Holdings, LLC and R.V. Evans Enterprises, Inc. for the period from January 1, 2000 through May 31, 2000; and the combined financial statements of Lake Holdings, LLC and R.V. Evans Enterprises, Inc. as of December 31, 1999 and for each of the two years in the period ended December 31, 1999 appearing in this prospectus and registration statement have been audited by Bennett Thrasher PC, independent auditors, as set forth in its report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon the authority of such firm as experts in accounting and auditing.


-------------------------------------------------------------------------------
                    WHERE YOU CAN FIND ADDITIONAL INFORMATION
-------------------------------------------------------------------------------

         We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, concerning the shares of common stock being offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning us and our common stock, we refer you to the registration statement and the documents filed as exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document listed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. We also file annual, quarterly and special reports and other information with the Securities and Exchange Commission.

         The registration statement and any document we file with the Securities and Exchange Commission can be read and copied at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the registration statement and any document we file with the Commission can be obtained from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330, or at the SEC website located at www.sec.gov.

         Prior to this offering, we were not a reporting company under the Securities Act of 1934 and, therefore, we have not filed any reports with the Securities and Exchange Commission. Upon completion of this offering we intend to file reports with the Securities and Exchange Commission under the Securities Act of 1933, and to furnish to our security holders annual reports containing audited financial statements reported on by our independent auditors.

                             EMISSIONS TESTING, INC.
                              FINANCIAL STATEMENTS
                                    * * * * *
                                DECEMBER 31, 2000

                            EMISSIONS TESTING, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                 PAGE
Independent Auditors' Report                                                     F - 2

Balance Sheets - December 31, 2000 and 1999                                      F - 4

Statements of Operations - For the Period from May 5, 2000 through
   December 31, 2000, for the Period from January 1, 2000 through
   May 31, 2000 and for the Years Ended December 31, 1999 and 1998               F - 5

Statements of Owners' Deficit - For the Period from May 5, 2000 through
   December 31, 2000, for the Period from January 1, 2000 through
   May 31, 2000 and for the Years Ended December 31, 1999 and 1998               F - 6

Statements of Cash Flows - For the Period from May 5, 2000 through
   December 31, 2000, for the Period from January 1, 2000 through
   May 31, 2000 and for the Years Ended December 31, 1999 and 1998               F - 7

Notes to Financial Statements                                                    F - 9

Schedule II - Valuation and Qualifying Accounts                                  F - 25


                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Emissions Testing, Inc.

We have audited the accompanying balance sheet of Emissions Testing, Inc. (formerly eMissions Testing, Inc.) as of December 31, 2000 and the related statements of operations, owners' deficit and cash flows for the period from May 5, 2000 through December 31, 2000. We have also audited the accompanying combined statements of operations, owners' deficit and cash flows of Lake Holdings, LLC and R.V. Evans Enterprises, Inc. (predecessor entities of Emissions Testing, Inc.) for the period from January 1, 2000 through May 31, 2000. Additionally, we have audited the accompanying combined balance sheet of Lake Holdings, LLC and R.V. Evans Enterprises, Inc. as of December 31, 1999 and the related combined statements of operations, owners' deficit and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the management of the respective entities. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Emissions Testing, Inc. as of December 31, 2000 and the results of its operations and its cash flows for the period from May 5, 2000 through December 31, 2000; the combined results of operations and cash flows of Lake Holdings, LLC and R.V. Evans Enterprises, Inc. for the period from January 1, 2000 through May 31, 2000; and the combined financial position of Lake Holdings, LLC and R.V. Evans Enterprises, Inc. as of December 31, 1999 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, all in conformity with accounting principles generally accepted in the United States of America.

In connection with our audits of the financial statements referred to above, we audited Schedule II for the period from May 5, 2000 through December 31, 2000, for the period from January 1, 2000 through May 31, 2000 and for each of the two years in the period ended December 31, 1999. In our opinion, this financial schedule, when considered in relation to the financial statements taken as a whole, presents fairly, in all material respects, the information stated therein.



                                                           BENNETT THRASHER PC


Atlanta, Georgia
February 16, 2001

                            EMISSIONS TESTING, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999

                                     ASSETS

                                                                                                       Lake Holdings, LLC
                                                                              Emissions                 and R.V. Evans
                                                                            Testing, Inc.               Enterprises, Inc.
                                                                          ----------------            --------------------
                                                                                                          (Predecessor)
                                                                                 2000                         1999
                                                                          ----------------            --------------------
Current assets:
     Cash                                                                  $    78,000                  $         -
     Prepaid expenses                                                            9,000                            -
                                                                          ------------                  -----------
         Total current assets                                                   87,000                            -

Property and equipment, at cost less
     accumulated depreciation                                                  189,000                      122,000
Due from related party                                                               -                        4,000
Other assets                                                                   218,000                        1,000
                                                                          ------------                  -----------

                                                                           $   494,000                  $   127,000
                                                                          ============                  ===========

                         LIABILITIES AND OWNERS' DEFICIT

Current liabilities:
     Borrowings under line of credit                                       $         -                  $     8,000
     Current portion of obligations under capital leases                             -                       29,000
     Notes payable to owners                                                         -                       40,000
     Accounts payable                                                           97,000                        6,000
     Accrued expenses                                                           46,000                        7,000
                                                                          ------------                  -----------
         Total current liabilities                                             143,000                       90,000
                                                                          ------------                  -----------
Obligations under capital leases, less current portion                               -                       91,000
                                                                          ------------                  -----------
Convertible debentures, less unamortized
     original issue discount of $152,000                                       673,000                            -
                                                                          ------------                  -----------
Commitments and contingencies
Owners' deficit:
     Preferred stock, 10,000,000 shares
         authorized, no shares issued or outstanding                                 -                            -
     Common stock, no par value, 20,000,000 shares
         authorized, 2,350,000 shares issued and outstanding                   313,000                            -
     Accumulated deficit                                                      (635,000)                     (54,000)
                                                                          ------------                  -----------
         Total owners' deficit                                                (322,000)                     (54,000)
                                                                          ------------                  -----------
                                                                           $   494,000                  $   127,000
                                                                          ============                  ===========

                 See accompanying notes to financial statements.

                            EMISSIONS TESTING, INC.
                            STATEMENTS OF OPERATIONS

                                                    Emissions                       Lake Holdings, LLC and
                                                  Testing, Inc.                   R.V. Evans Enterprises, Inc.
                                                 --------------      ---------------------------------------------------
                                                                                         (Predecessor)

                                                     For the             For the
                                                  Period from          Period from
                                                  May 5, 2000           January 1,       For the           For the
                                                    through            2000 through     Year Ended        Year Ended
                                                  December 31,          May 31,        December 31,      December 31,
                                                     2000                 2000             1999               1998
                                                 --------------      ---------------  --------------    ----------------
Revenue                                           $    167,000             $134,000       $ 339,000           $195,000
                                                 --------------      ---------------  --------------    ----------------
Costs and expenses:
    Cost of emissions certificates                      49,000               35,000          60,000             57,000
    General and administrative
        expenses                                       432,000               74,000         243,000            105,000
    Organizational and start-up
        costs                                           28,000                    -               -                  -
                                                 --------------      ---------------  --------------    ----------------
                                                       509,000              109,000         303,000            162,000
                                                 --------------      ---------------  --------------    ----------------

Income (loss) from operations                         (342,000)              25,000          36,000             33,000
Interest expense                                       199,000                8,000          22,000             16,000
                                                 --------------      ---------------  --------------    ----------------

Loss before income tax benefit                        (541,000)
Benefit for income taxes                                     -
                                                 --------------

    Net income (loss)                             $   (541,000)            $ 17,000       $  14,000           $ 17,000
                                                 ==============      ===============   =============    ================
Unaudited pro forma income
    tax information:
        Net income before provision
           for income taxes                                               $  17,000       $  14,000           $ 17,000
        Pro forma provision for
           income taxes                                                       4,000           3,000              4,000
                                                                     ---------------  --------------    ----------------
        Pro forma net income                                              $  13,000       $  11,000           $ 13,000
                                                                     ===============   =============    ================
Basic and diluted net loss
    per share                                     $       (.22)
                                                 ==============

Weighted average shares
    outstanding, basic and diluted                   2,424,000
                                                 ==============

                    See accompanying notes to financial statements.

                            EMISSIONS TESTING, INC.
                          STATEMENTS OF OWNERS' DEFICIT

                                     Emissions Testing, Inc.         Lake Holdings, LLC    R.V. Evans Enterprises, Inc.
                              -------------------------------------  ------------------    ----------------------------
                                                                         (Predecessor)             (Predecessor)

                                    Common Stock                                                 Common Stock
                              ------------------------  Accumulated                        ------------------------     Accumulated
                                 Shares       Amount     Deficit      Members' Capital        Shares       Amount         Deficit
                              -----------  -----------  -----------  ------------------    -----------  -----------     -----------
Balance at January 1, 1998                                           $         -                  -      $       -        $(42,000)

Distributions                                                                  -                  -              -         (20,000)

Net income                                                                     -                  -              -          17,000
                                                                     ------------------    -----------  -----------     -----------

Balance at December 31, 1998                                                   -                  -              -         (45,000)

Issuance of shares                                                             -                100              -               -

Distributions                                                                  -                  -              -         (23,000)

Net income                                                                     -                  -              -          14,000
                                                                     ------------------    -----------  -----------     -----------

Balance at December 31, 1999                                                   -                100              -         (54,000)

Distributions                                                                  -                  -              -         (33,000)

Net income                                                                     -                  -              -          17,000

Issuance of shares to
   founders for services
   on May 5, 2000             2,410,000     $  24,000    $       -

Issuance of shares
   for services                  40,000             -            -
                                                                     ------------------    -----------  -----------     -----------

Balance at May 31, 2000                                              $         -                100      $       -        $(70,000)
                                                                     ==================    ===========  ===========     ===========

Redemption of common stock     (100,000)       (1,000)     (94,000)

Beneficial conversion
   features on convertible
   debentures                         -       232,000            -

Issuance of warrants                  -        58,000            -

Net loss                              -             -     (541,000)
                              -----------  -----------  -----------

Balance at December 31,
   2000                       2,350,000      $313,000    $(635,000)
                              ==========   ===========  ===========


                    See accompanying notes to financial statements.

                            EMISSIONS TESTING, INC.
                            STATEMENTS OF CASH FLOWS

                                                    Emissions                       Lake Holdings, LLC and
                                                  Testing, Inc.                   R.V. Evans Enterprises, Inc.
                                                 --------------      ---------------------------------------------------
                                                                                         (Predecessor)

                                                     For the             For the
                                                  Period from          Period from
                                                  May 5, 2000           January 1,       For the           For the
                                                    through            2000 through     Year Ended        Year Ended
                                                  December 31,          May 31,        December 31,      December 31,
                                                     2000                 2000             1999               1998
                                                 --------------      ---------------  --------------    ----------------

Cash flows from operating activities:
 Net income (loss)                                   $(541,000)            $ 17,000      $  14,000           $  17,000
 Adjustments to reconcile net income
     (loss) to net cash provided by (used in)
     operating activities:
        Depreciation and amortization                   88,000               14,000         25,000              16,000
        Issuance of common stock for services           24,000                    -              -                   -
        Charge for beneficial conversion features      156,000                    -              -                   -
        Changes in assets and liabilities:
            (Increase) decrease in prepaid
               expenses                                 (9,000)                   -          4,000              (4,000)
            Increase in other assets                    (2,000)                   -         (6,000)                  -
            Increase in accounts payable and
               accrued liabilities                     143,000               21,000              -               4,000
                                                 --------------      ---------------  --------------    ----------------

     Net cash provided by (used in) operating
        activities                                    (141,000)              52,000         37,000              33,000
                                                 --------------      ---------------  --------------    ----------------
Cash flows from investing activities:
 Purchases of property and equipment                   (35,000)                   -              -                   -
 Purchase of assets from Lake Holdings, LLC           (220,000)                   -              -                   -
 Advance on note receivable from affiliate             (95,000)                   -              -                   -
                                                 --------------      ---------------  --------------    ----------------
     Net cash used in investing activities            (350,000)                   -              -                   -
                                                 --------------      ---------------  --------------    ----------------
Cash flows from financing activities:
 Proceeds from issuance of convertible debentures      789,000                    -              -                   -
 Distributions                                               -              (33,000)       (23,000)            (20,000)
 Payments on obligations under capital leases                -              (11,000)       (21,000)            (15,000)
 Net borrowings (repayments) on line of credit               -               (2,000)         8,000                   -
 Financing and offering costs                         (220,000)                   -              -                   -
 Book overdraft                                              -                    -          (1,000)             1,000
                                                 --------------      ---------------  --------------    ----------------

     Net cash provided by (used in) financing
        activities                                     569,000              (46,000)       (37,000)            (34,000)
                                                 --------------      ---------------  --------------    ----------------

Net increase (decrease) in cash                         78,000                6,000              -              (1,000)

Cash at beginning of period                                  -                    -              -               1,000
                                                 --------------      ---------------  --------------    ----------------

Cash at end of period                                $  78,000             $  6,000       $      -           $       -
                                                 ==============      ===============  ==============    ================

                     See accompanying notes to financial statements.

                            EMISSIONS TESTING, INC.
                      STATEMENTS OF CASH FLOWS (CONTINUED)

                                                    Emissions                       Lake Holdings, LLC and
                                                  Testing, Inc.                   R.V. Evans Enterprises, Inc.
                                                 --------------      ---------------------------------------------------
                                                                                         (Predecessor)

                                                     For the             For the
                                                  Period from          Period from
                                                  May 5, 2000           January 1,       For the           For the
                                                    through            2000 through     Year Ended        Year Ended
                                                  December 31,          May 31,        December 31,      December 31,
                                                     2000                 2000             1999               1998
                                                 --------------      ---------------  --------------    ----------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the period for interest         $           -          $  13,000      $  22,000           $   2,000
                                                 ==============      ===============  ==============    ================

Cash paid during the period for income taxes     $           -          $       -      $       -           $       -
                                                 ==============      ===============  ==============    ================

      SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES

During the period from May 5, 2000 through December 31, 2000, Emissions Testing, Inc. issued common stock to its founding stockholders and an individual for services valued at $24,000.

In December 2000, the Company redeemed 100,000 shares of common stock at a total cost of $95,000 (see Note 4).

During 1999 and 1998, Lake Holdings, LLC acquired equipment under capital lease arrangements totaling $65,000 and $60,000, respectively.

                     See accompanying notes to financial statements.

                            EMISSIONS TESTING, INC.

                          NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 2000, 1999 AND 1998


NOTE 1:   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND NATURE OF OPERATIONS

Emissions Testing, Inc. (Emissions or the Company) (formerly eMissions Testing, Inc.) was formed for the primary business purpose of opening, acquiring, developing and operating vehicle emission testing stations. The federal government and a number of state and local governments in the United States (and in certain foreign countries) mandate vehicle emission testing as a method of improving air quality.

As of December 31, 2000, the Company operated four emission testing stations in the metropolitan Atlanta, Georgia area. The Company does business under the trade name SPEEDEMISSIONS. The Company intends to operate several emission testing stations in relatively close proximity to one another in various "clusters". The four stations operated by the Company as of December 31, 2000 are in one such cluster.

Emissions was incorporated on May 5, 2000 under the laws of the state of Georgia. On June 1, 2000, the Company acquired emission testing equipment sufficient to operate up to five emission testing stations (the Acquisition) from Lake Holdings, LLC (Lake Holdings) (see Note 3). In conjunction with the Acquisition, the Company assumed agreements to lease certain emission testing equipment to unrelated station operators. At its emission testing stations, the Company uses computerized emission testing equipment that tests vehicles for compliance with emissions standards; in the emissions testing industry, such stations are known as decentralized facilities. The Company utilizes "basic" testing systems that test a motor vehicle's emissions while in neutral and "enhanced" testing systems that test a vehicle's emissions under simulated driving conditions.

Lake Holdings was primarily engaged in leasing emissions testing stations (both land and buildings) and emission testing equipment from various lessors and operating those emission testing stations through a management agreement with R.V. Evans Enterprises, Inc. (Evans). Lake Holdings also leased emission testing equipment to unrelated station operators. From January 1998 to May 2000, Lake Holdings and Evans (collectively, the Predecessor) operated between two and four emission testing stations, all in the metropolitan Atlanta, Georgia area.

Lake Holdings was incorporated as a limited liability company in January 1997 under the laws of the state of Georgia. Lake Holdings operates under an informal operating agreement and will continue indefinitely, unless terminated by its members. Other than the member notes discussed in Note 8, there was no additional contributed capital by the members upon formation of Lake Holdings. Evans was incorporated in June 1999 under the laws of the state of Georgia. Prior to this date, Evans was operated as a sole proprietorship by its sole stockholder. The accompanying combined financial statements include the results of operations of the sole proprietorship for the periods prior to June 1999.

Since Emissions had no operations prior to the Acquisition on June 1, 2000 (see Note 3), for financial reporting purposes Lake Holdings and Evans are considered a predecessor entity to Emissions for periods prior to June 1, 2000. The combined financial position and results of operations for periods prior to June 1, 2000 reflect the combined financial position and results of operations of Lake Holdings and Evans. Although there is no common ownership between Lake Holdings and Evans, management believes the presentation of combined financial statements is considered the most meaningful due to the operational relationship between the two entities. All significant intercompany accounts and transactions have been eliminated in combination.

The Company has adopted a December 31 fiscal year end.

USE OF ESTIMATES IN FINANCIAL STATEMENTS

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

Revenue is recognized as the testing services are performed. Under current state of Georgia law, the charge for an emission test is limited to $25.00 per vehicle which is recorded by the Company as gross revenue. The cost of emissions certificates due to the state is approximately $7.40 per certificate and is shown separately in the accompanying statements of operations. From October 1998 through June 1999, the Predecessor received discounts on the cost of emissions certificates from the state of Georgia as part of a program to assist emission station operators in implementing changes in emission testing procedures. The Predecessor received discounts totaling $46,000 during 1999 and $9,500 during 1998, which have been deducted from cost of emissions certificates in the accompanying statements of operations. The Company requires that the customer's payment be made with cash or check; accordingly, the Company does not have significant levels of accounts receivable.

Under current state of Georgia law, if a vehicle fails an emissions test, it may be retested at no additional charge for up to thirty days after the initial test, as long as the subsequent test is performed at the same facility. At the time of initial testing, the Company provides an allowance for potential retest costs, based on prior retest experience and information furnished by the state of Georgia, which is comprised mainly of the labor cost associated with performing a retest. When a retest is performed, the incremental cost of performing a retest is applied against the retest allowance. At December 31, 2000 and 1999, the allowance for retest costs was insignificant.

Revenue from leases of emission testing equipment (see Note 11 - Lease Revenue) is recognized on a straight-line basis over the life of the leases.

In December 1999, the Securities and Exchange Commission (SEC) staff released Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS (SAB 101), as amended. SAB 101 provides interpretive guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company believes its revenue recognition policies comply with SAB 101.

METHODS OF DEPRECIATION AND AMORTIZATION

Property and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets of five years. Repair and maintenance costs are charged to expense as incurred. Gains or losses on disposals are reflected in operations.

Goodwill is amortized on a straight-line basis over a ten year period.

Financing and offering costs are deferred and amortized on a straight-line basis over the life of the related agreement through June 2002.

IMPAIRMENT

Property and equipment and certain intangibles, including goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When indicators of impairment are present, the Company evaluates the carrying amount of such assets in relation to the operating performance and future estimated undiscounted net cash flows expected to be generated by the assets or underlying businesses. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The assessment of the recoverability of assets will be impacted if estimated future operating cash flows are not achieved. In the opinion of management, no assets were impaired as of December 31, 2000 or 1999.

INCOME TAXES

Emissions is taxed as a C corporation under the Internal Revenue Code. Deferred income taxes are provided for temporary differences between the financial reporting basis and tax basis of assets and liabilities.

Lake Holdings is treated as a partnership for federal and state income tax purposes. Evans has elected under the Internal Revenue Code to be taxed as an S corporation. Accordingly, no provision or benefit for federal or state income taxes is necessary since income, losses and tax credits are reported on the owners' individual income tax returns.

ORGANIZATION COSTS

Organization costs are expensed as incurred.

ADVERTISING COSTS

Advertising costs are expensed as incurred. Advertising expense was not significant during the period from May 5, 2000 through December 31, 2000, for the period from January 1, 2000 through May 31, 2000 or for the years ended December 31, 1999 and 1998.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values of cash and cash equivalents, due from related party, accounts payable and accrued liabilities approximate their fair value because of their short-term nature. Borrowings under the line of credit are carried at amounts which approximate fair value due to the variable rate feature of the debt. The obligations under capital leases are carried at amounts which approximate fair value based on lease obligations with similar remaining maturities and similar terms. The notes payable to owners are carried at amounts which approximate fair value as the debt is analogous to a capital contribution and the stated rate under these notes is not materially different than market rates. The fair value of the convertible debentures was determined based on the greater of the estimated fair value of the shares to be received upon conversion of the debentures or the discounted cash flows of the remaining principal and interest payments, based on current interest rates (see Note 7).

NET LOSS PER SHARE

Basic net loss per share is computed by dividing the net loss for the period by the weighted-average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period, if the effect of the potential common shares is dilutive. As a result of the Company's net loss, all potentially dilutive securities would be antidilutive and are excluded from the computation of diluted loss per share. The following table lists the number of shares which could be issued related to all potentially dilutive securities as of December 31, 2000:

         Convertible debentures               1,650,000
         Warrants                               400,000
                                            -----------
                                              2,050,000
                                            ===========

Subsequent to December 31, 2000, all convertible debentures outstanding at December 31, 2000 were converted to shares of common stock of the Company. Furthermore, all warrants outstanding at December 31, 2000 were cancelled by agreement between the Company and the warrant holder (see Note 7).

Net income per share for the Predecessor has not been presented as it is not deemed to be a meaningful presentation due to the different capital structure as a result of the Acquisition.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and highly liquid investments that are readily convertible into cash and have a maturity of ninety days or less when purchased. At times, cash and cash equivalent balances may exceed federally insured amounts. The Company believes it mitigates risks by depositing cash and investing in cash equivalents with major financial institutions.

REGULATORY IMPACT

The current and future demand for the Company's services is substantially dependent upon federal, state, local and foreign legislation and regulations mandating air pollution controls and emissions testing. If any or all of these governmental agencies should change their positions or eliminate or revise their requirements related to air pollution controls and emissions testing (including a shift to centralized facilities versus decentralized facilities), the Company could experience a significant adverse impact on its financial position and results of operations.

RECENTLY ISSUED ACCOUNTING STANDARDS

Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (SFAS 133), was issued in June 1998. SFAS 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Statement of Financial Accounting Standards No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES - DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT 133 (SFAS 137), was issued in June 1999. SFAS 137 delays the effective date of SFAS 133 to fiscal years beginning after June 15, 2000. The Company's convertible debentures are considered to be derivatives; however, the Company has not yet determined whether the adoption of SFAS 133 will have a material impact on its financial statements.

STOCK-BASED COMPENSATION

Stock-based compensation is determined using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the estimated market price of the common stock at the date of grant over the amount an employee must pay to acquire the stock.

NOTE 2: FACTORS AFFECTING OPERATIONS

The Company is a start-up enterprise with limited operations and has not generated significant amounts of revenue. The future success of the Company is contingent upon, among other things, the ability to: achieve and maintain satisfactory levels of profitable operations; obtain and maintain adequate levels of debt and/or equity financing; and provide sufficient cash from operations to meet current and future obligations.

The Company has prepared financial forecasts which indicate that, based on its current business plans and strategies, it will achieve profitable operations and generate positive cash flows in the next few years. However, the ultimate ability of the Company to achieve these forecasts and to meet the objectives discussed in the preceding paragraph cannot be determined at this time. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 3: ACQUISITION

On June 1, 2000, the Company entered into an asset purchase agreement with Lake Holdings, a company engaged in the emissions testing business in Georgia. Pursuant to the agreement, the Company acquired certain assets and assumed certain liabilities of Lake Holdings. The majority owners of Lake Holdings also own an entity which manages GCA Strategic Investment Fund Limited (GCA Fund), which has entered into a securities purchase agreement with the Company (see Note 7). Lake Holdings owned emissions testing equipment and leased and operated two emission testing stations in Georgia at the date of the acquisition (see Note 11).

Assets purchased by the Company consisted primarily of emission testing equipment for emission testing stations and emission testing equipment that is leased to unrelated station operators, with all licenses and permits held by Lake Holdings. Liabilities assumed by the Company consisted primarily of the real estate leases for the two existing emission testing stations. The purchase price consisted of cash of $220,000 (exclusive of the real estate lease obligations), and was funded by proceeds from a debenture sold pursuant to the securities purchase agreement between GCA Fund and the Company (see
Note 7).

The acquisition was accounted for using the purchase method of accounting, whereby a new basis of accounting for the assets acquired and liabilities assumed was established.

The purchase price was allocated as follows:

         Emission testing equipment            $175,000
         Goodwill                                45,000
                                              ---------
                                               $220,000
                                              =========

In the opinion of management, the value of the acquired licenses, permits and other intangible assets was not significant.

NOTE 4: NOTE RECEIVABLE FROM RELATED PARTY

The Company had a note receivable from an entity managed by, and otherwise related to, a stockholder in the amount of $95,000. The Company has a consulting agreement with this stockholder (see Note 13). The note was originally unsecured and carried interest at 12%. Principal and accrued interest plus an additional fee of 2% of the principal were due on the August 2, 2000 maturity date, but were not repaid, at which time the interest rate increased to 18% from that date until the note is paid in full. The Company extended the maturity date to 45 days subsequent to the date as of which the Company's registration statement is declared effective by the Securities and Exchange Commission (SEC). Furthermore, the Company entered into an agreement with a second stockholder of the Company whereby if the note receivable was not repaid within the above-stipulated 45 day period, the stockholder would purchase the note receivable from the Company for a purchase price equal to the aggregate cash proceeds received by the stockholder upon the sale of 100,000 shares of common stock of the Company. In addition, the Company obtained a mortgage interest in certain property and improvements owned by the entity.

Due to the uncertainty of the collectibility of this note receivable, the Company recorded an allowance of $95,000 on this note. The execution of this note was a technical violation of the use of proceeds specified in the securities purchase agreement with GCA Fund (see Note 7), however, the Company obtained a waiver from GCA Fund.

In December 2000, the Company transferred the note receivable and the mortgage interest to the stockholder who manages the related entity from whom the note receivable is due. In return, the Company received 100,000 shares of common stock of the Company held by the stockholder. The Company has accounted for this transaction as a redemption and cancellation of the shares of common stock. The redemption cost of $95,000 has been allocated between common stock ($1,000, representing the original assigned value of the shares) and the accumulated deficit ($94,000) in the accompanying statement of owners' deficit for the period from May 5, 2000 through December 31, 2000 and as an offset to the provision for uncollectible note receivable of $95,000 in the accompanying statement of operations for the period from May 5, 2000 through December 31, 2000.

NOTE 5: PROPERTY AND EQUIPMENT

A summary of property and equipment at December 31, 2000 and 1999 is as follows:


                                                                      Emissions           Lake Holdings, LLC and
                                                                    Testing, Inc.      R.V. Evans Enterprises, Inc.
                                                                   --------------     ------------------------------
                                                                                               (Predecessor)

                                                                        2000                        1999
                                                                   --------------             --------------
         Emission testing equipment                                     $196,000                  $171,000
         Furniture, fixtures and office equipment                          6,000                     2,000
         Leasehold improvements                                            8,000                         -
                                                                   --------------             --------------
                                                                         210,000                   173,000
         Less accumulated depreciation and amortization                   21,000                    51,000
                                                                   --------------             --------------
                                                                        $189,000                  $122,000
                                                                   ==============             ==============

NOTE 6: OTHER ASSETS

Other assets at December 31, 2000 and 1999 were as follows:


                                                                      Emissions           Lake Holdings, LLC and
                                                                    Testing, Inc.      R.V. Evans Enterprises, Inc.
                                                                   --------------     ------------------------------
                                                                                               (Predecessor)

                                                                        2000                        1999
                                                                   --------------             --------------

         Goodwill                                                      $  45,000                  $      -
         Deferred financing and offering costs                           220,000                         -
         Deposits                                                          2,000                     1,000
                                                                   --------------             --------------
                                                                         267,000                     1,000
         Less accumulated amortization                                    49,000                         -
                                                                   --------------             --------------
                                                                        $218,000                    $1,000
                                                                   ==============             ==============

NOTE 7: DEBENTURES

On June 1, 2000, the Company entered into a Securities Purchase Agreement, as amended, (the Agreement) with GCA Fund, pursuant to which GCA Fund agreed to purchase certain convertible debentures (collectively, the Series A debentures) and certain related stock warrants of the Company (collectively, the warrants). The Agreement contemplates the purchase by GCA Fund (on or before June 1, 2001), in one or more tranches, of up to an aggregate principal amount of $1,000,000 of the Series A debentures at a price equal to 95% of the principal amount. The Agreement also contemplates the issuance, in one or more tranches, of warrants (entitling GCA

Fund to purchase up to 500,000 shares of the Company's common stock at a price (as amended) of $0.50 per share, with such price subject to adjustment in certain circumstances as outlined in the Agreement) concurrently with the purchase of the debentures.

The Series A debentures are convertible, at the option of GCA Fund, into shares of common stock of the Company. The conversion price is generally equal to the lesser of (a) $0.50 or (b) 75% of the trading price of the common stock over a ten day period, as defined in the Agreement, when the Company's common stock is traded in the public markets. The conversion price is subject to adjustment in certain circumstances as outlined in the Agreement.

The outstanding principal amount of the Series A debentures is due on June 1, 2002. Series A debentures issued under the Agreement bear interest at 7% (payable, at the Company's option, in cash or shares of common stock) and are secured by all emission testing equipment owned by the Company. The Company elected to pay interest under the currently outstanding Series A debentures in cash.

The Agreement also contemplates the purchase of the Series A debentures by GCA Fund in accordance with criteria outlined in the Agreement, up to the expiration date of the commitment of June 1, 2001. The Company is subject to a commitment fee of 1.5% of any portion of the commitment not used.

The Agreement contemplates the issuance of warrants in conjunction with each purchase by GCA Fund of a Series A debenture. The term of each warrant is five years from its respective issue date. The warrants are mandatorily redeemable for cash whenever the Company is obligated to redeem the Series A debentures (see below); in that case, the redemption price would be based on the value of the warrants, the number of warrants being redeemed and the average trading price of the common stock, all as outlined in the Agreement.

On June 1, 2000, GCA Fund purchased a Series A debenture in the original principal amount of $525,000, for a price equal to 95% thereof, or approximately $499,000; concurrently, the Company issued to GCA Fund a warrant to purchase up to 250,000 shares of the Company's common stock at any time over a five year period commencing June 1, 2000 at a price (as amended) of $0.50 per share. The resulting discount of $26,000 is being amortized using the interest method over the term of the debt. The Company did not assign a value to the beneficial conversion feature of the Series A debenture for the June 2000 issuance, as the value was deemed immaterial.

Based upon the fair value methodology prescribed under Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS
123), the Company did not assign a value to the warrant issued in June 2000 as the value was deemed immaterial. The fair value of the warrant was estimated using the Black-Scholes option-pricing model with the following assumptions: risk-free interest rate of 6.7%; expected life of five years; no expected volatility; and no dividend yield.

In June 2000, the Company advanced $95,000 of the proceeds from the Series A debenture to an entity managed by, and otherwise related to, a stockholder in return for a note receivable (see Note 4). The execution of this note was a technical violation of the use of proceeds specified in the securities purchase agreement with GCA Fund, however, in December 2000, the Company obtained a waiver from GCA Fund.

In September 2000, GCA Fund purchased a second Series A debenture in the original principal amount of $100,000, for a price equal to the principal amount; concurrently, the Company issued to GCA Fund a warrant to purchase up to 50,000 shares of the Company's common stock at any time over a five year period at a price (as amended) of $0.50 per share.

Since the Company had begun operations and secured a financing arrangement, the Company believes the fair value of its common stock in September 2000 approximated the $5.50 per share proposed public offering price of the Company's common stock (see Note 12). Based on the relative fair values of the Series A debenture and warrant issued in September 2000 (as determined using the Black-Scholes option pricing model as described above), the Company has allocated $80,000 of the proceeds to the beneficial conversion feature contained within the Series A debenture and the remaining $20,000 to the warrant. However, as the Series A debenture is immediately convertible, the Company has accounted for the $80,000 beneficial conversion feature as additional interest expense on the Series A debenture, with a corresponding increase in common stock. Furthermore, the $20,000 allocated to the warrant has been reflected as a discount on the Series A debenture with a corresponding increase in common stock. The $20,000 discount on the Series A debenture is being amortized using the interest method over the term of the debt.

On November 1, 2000, GCA Fund purchased a third Series A debenture in the original principal amount of $100,000, for a price equal to 95% thereof, or $95,000; concurrently, the Company issued to GCA Fund a warrant to purchase up to 50,000 shares of the Company's common stock at any time over a five year period at a price of $0.50 per share. The terms of this Series A debenture are similar to the second Series A debenture and contain a beneficial conversion feature. The Company has allocated $76,000 of the proceeds from this purchase to the beneficial conversion feature contained within the Series A debenture and the remaining $19,000 of the proceeds to the warrant. The Company has accounted for the $76,000 beneficial conversion feature as additional interest expense with a corresponding increase in common stock. The $19,000 allocated to the warrant has been reflected as a discount on the Series A debenture with a corresponding increase in common stock. The $19,000 discount on the Series A debenture is being amortized using the interest method over the term of the debt.

On December 8, 2000, GCA Fund purchased a fourth Series A debenture in the original principal amount of $100,000, for a price equal to 95% thereof, or $95,000; concurrently, the Company issued to GCA Fund a warrant to purchase up to 50,000 shares of the Company's common stock at any time over a five year period at a price of $0.50 per share. The terms of this Series A debenture are similar to the second and third Series A debentures and contain a beneficial conversion feature. Similar to the third Series A debenture, the Company has allocated $76,000 of the proceeds from this purchase to the beneficial conversion feature contained within the Series A debenture and the remaining $19,000 of the proceeds to the warrant. The

Company is amortizing the $76,000 beneficial conversion feature using the interest method over the term of the debt (through June 1, 2002) in accordance with Emerging Issues Task Force (EITF) Issue No. 00-27 (EITF 00-27), APPLICATION OF EITF NO. 98-5 "ACCOUNTING FOR CONVERTIBLE SECURITIES WITH BENEFICIAL CONVERSION FEATURES OR CONTINGENTLY ADJUSTABLE CONVERSION RATIOS" TO CERTAIN CONVERTIBLE INSTRUMENTS, which is effective for all convertible securities issued after November 16, 2000. Accordingly, the Company recognized approximately $4,000 in interest expense related to the amortization of this beneficial conversion feature. The $19,000 allocated to the warrant has been reflected as a discount on the Series A debenture with a corresponding increase in common stock. The $19,000 discount on the Series A debenture is being amortized using the interest method over the term of the debt.

The Company recognized approximately $80,000 in interest expense in the fourth quarter of fiscal 2000 related to the amortization of the above beneficial conversion features. Interest expense, including amortization of the discounts and beneficial conversion features, was $199,000 during the period from May 5, 2000 through December 31, 2000.

The Series A debentures are redeemable, at the option of the Company, as long as there is no event of default, as defined. The redemption price is generally equal to the number of shares of common stock into which the Series A debentures are convertible times the average trading price of the common stock, as defined in the Agreement. The redemption price is subject to adjustment in certain circumstances as outlined in the Agreement.

Additionally, the Series A debentures are mandatorily redeemable, at the option of GCA Fund, under certain circumstances as outlined in the Agreement, including but not limited to a change in control, as defined.

The Agreement contains provisions granting GCA Fund certain registration rights, including a requirement that the Company file a registration statement with the SEC which was required to be effective by August 30, 2000. The Company did not comply with this provision of the Agreement. Under the terms of the Agreement, the Company was subject to liquidated damages of 2% of the outstanding principal amount of the convertible debentures, prorated, for each thirty day period the registration statement was not declared effective by the SEC. If not declared effective by the SEC by September 29, 2000, the liquidated damages were to increase to 3% of the outstanding principal amount of the convertible debentures. In addition, if the registration statement was not declared effective by the SEC by October 29, 2000, the conversion price of the convertible debentures was to decrease by 1% for each thirty day period in which the registration statement was not declared effective. Finally, if the registration statement was not declared effective by November 28, 2000, the Company was to be required to redeem the convertible debentures and warrants as set forth in the Agreement. In December 2000, the Company obtained a waiver, through November 1, 2001, of all such liquidated damages and registration requirements from GCA Fund. Under the waiver, if the registration statement is not declared effective by November 1, 2001, then GCA Fund is entitled to all liquidating damages and other rights as described above.

The estimated fair value of the Company's Series A debentures at December 31, 2000, which is based in part on the conversion features of the Series A debentures, was approximately $9,075,000.

On January 31, 2001, the Company entered into an agreement with GCA Fund whereby GCA Fund purchased a fifth Series A debenture in the original principal amount of $175,000, for a price equal to 95% thereof, or $166,000; concurrently, all warrants previously issued to GCA Fund by the Company were cancelled. The Company allocated the $166,000 in proceeds from this purchase to the beneficial conversion feature contained within the Series A debenture. Furthermore, GCA Fund elected to immediately convert all outstanding Series A convertible debentures plus outstanding accrued interest into 3,553,137 shares of Company common stock. Since all Series A debentures were converted on January 31, 2001, any unamortized beneficial conversion features as of that date were amortized immediately. Accordingly, the Company will recognize approximately $238,000 in interest expense in January 2001 related to the amortization of the above beneficial conversion features.

NOTE 8: DEBT

REVOLVING LINE OF CREDIT

Lake Holdings had a $30,000 revolving line of credit with a financial institution. Outstanding borrowings were unsecured, accrued interest at prime (8.5% at December 31, 1999) plus 1% and matured in July 2000. Accrued interest was payable monthly and the outstanding principal was due at maturity. The outstanding balance at December 31, 1999 was $8,000. At December 31, 1999, $22,000 was available under the line of credit. Interest expense for outstanding borrowings under the revolving line of credit was insignificant for the period from January 1, 2000 through May 31, 2000 or for the years ended December 31, 1999 and 1998.

MEMBER NOTES

In 1997, the two members of Lake Holdings contributed a total of $40,000 in capital to Lake Holdings in the form of two demand notes payable. These notes accrued interest at 6%, were unsecured and principal and accrued interest were due on demand. Interest expense recognized under these notes totaled $1,000 for the period from January 1, 2000 through May 31, 2000, $7,000 for the year ended December 31, 1999 and $5,000 for the year ended December 31, 1998.

NOTE 9: INCOME TAXES

As of December 31, 2000, the Company had a net operating loss carryforward of approximately $375,000 which will expire in 2020 that may be used to offset future taxable income.

Differences between the income tax benefit reported in the statement of operations for the period from May 5, 2000 through December 31, 2000 and the amount determined by applying the statutory federal income tax rate (34%) to the loss before income taxes for the period from May 5, 2000 through December 31, 2000 were as follows:

         Expected rate                                                             (34.0)%
         State income taxes, net of federal deduction                               (5.7)
         Beneficial conversion feature                                              25.1
         Valuation allowance                                                        14.6
                                                                              -------------
                                                                                       - %
                                                                              =============

Noncurrent deferred income tax assets at December 31, 2000 consisted of the following:

         Net operating loss carryforward                                           $150,000
         Less valuation allowance                                                   150,000
                                                                              -------------
         Net deferred tax asset                                                    $      -
                                                                              =============

NOTE 10: UNAUDITED PRO FORMA INCOME TAX INFORMATION

The following unaudited pro forma income tax information is presented in accordance with Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, as if the Predecessor had been a C corporation subject to federal and state income taxes throughout the periods presented.

                                                    For the
                                                  Period from
                                                  January 1,         For the          For the
                                                 2000 through      Year Ended       Year Ended
                                                    May 31,       December 31,     December 31,
                                                     2000             1999              1998
                                               ---------------- --------------    ----------------
Net income before pro forma adjustment,
    per combined statements of operations            $17,000         $14,000             $17,000
Provision for income taxes                             4,000           3,000               4,000
                                               ---------------- --------------    ----------------

Pro forma net income                                 $13,000         $11,000             $13,000
                                               ================ ==============    ================

NOTE 11: LEASING ACTIVITIES

OPERATING LEASES

The Company leases office space and land and buildings for the emissions testing stations. The leases for the emission testing stations are renewable, at the option of the Company, for specified periods.

One of the leases for an emission testing station is cancelable by either the lessor or the Company at any time.

Future minimum rental payments required under the noncancelable operating leases were as follows at December 31, 2000:

                  Year Ending December 31
                  -----------------------
                          2001                $  63,000
                          2002                   21,000
                          2003                   21,000
                          2004                    9,000
                                              ---------
                                              $ 114,000
                                              =========

During the period from May 5, 2000 through December 31, 2000, rent expense was approximately $35,000, during the period from January 1, 2000 through May 31, 2000 rent expense was approximately $10,000 and during the years ended December 31, 1999 and 1998 rent expense was approximately $54,000 and $18,000, respectively.

CAPITAL LEASES

The Predecessor leased emission testing equipment under leases which were accounted for as capital leases. Emissions acquired the emission testing equipment as part of the Acquisition (see Note 3) on June 1, 2000. All future capital lease payments were made by the Predecessor at that time. At December 31, 2000, Emission had no leases which are accounted for as capital leases.

LEASE REVENUE

The Company leases certain emission testing equipment under operating leases, one of which was cancelled at the Company's option in August 2000 and the other of which is noncancelable. At December 31, 2000, such equipment had a cost of $25,000 and accumulated depreciation of $2,900 and at December 31, 1999, a cost of $60,000 and accumulated depreciation of $18,000. The equipment is included in property and equipment on the accompanying balance sheets. The Company is depreciating the equipment on a straight-line basis over its estimated useful life of five years. The remaining lease term under the noncancelable lease at December 31, 2000 is approximately 26 months. The lessees pay the Company monthly rent of approximately $500.

Future estimated receipts under the noncancelable lease were as follows at December 31, 2000:

                  Year Ending December 31
                  -----------------------
                          2001                $  6,000
                          2002                   6,000
                          2003                   1,000
                                              ---------
                                              $ 13,000
                                              =========

NOTE 12: EQUITY

PREFERRED STOCK

The Company is authorized to issue 10,000,000 shares of preferred stock. No terms or conditions have been established for any preferred stock which may be issued.

COMMON STOCK

In conjunction with the formation of the Company, a total of 2,410,000 shares of common stock were issued to 15 founders. The founders contributed no cash or other tangible property in exchange for their shares; instead, the founders contributed organizational and start-up expertise, industry knowledge and know-how and other such intangible services. The Company has assigned a value of $0.01 per share to these services, or a total of approximately $24,000 which has been included in organizational and start-up costs in the accompanying statement of operations for the period from May 5, 2000 through December 31, 2000. The $0.01 per share fair value assigned to the common shares issued to the founders was determined by the Company's board of directors based on the services rendered to the Company and the fact that at the time of issuance, Emissions had no operations and had no financing arrangements with which to acquire operations. Management believes that such value of $0.01 per share approximated fair value as of the date of formation of the Company.

STOCK OPTION PLAN

In December 2000, the Company adopted the Emissions Testing, Inc. 2000 Stock Option Plan (the 2000 stock option plan). The Company has reserved 1,000,000 shares of common stock for issuance under the plan. The plan permits the issuance of incentive stock options, options other than incentive stock options, reload options, restricted shares of common stock and stock appreciation rights.

PROPOSED PUBLIC OFFERING

The Company has filed a registration statement with the SEC to offer up to 2,000,000 shares of its common stock to the public. The Company tentatively believes the proposed public offering price on the common stock will be $5.50 per share. However, as the Company is offering these shares in a "best efforts, no minimum" offering, there can be no assurance that the Company will be able to sell its shares of common stock.

NOTE 13: CONSULTING AND EMPLOYMENT AGREEMENTS

In May 2000, the Company entered into a consulting agreement with an entity that is a founding stockholder of the Company (see Note 4 for a discussion of a note receivable from an entity related to this stockholder). The agreement has a term of five years, requires a monthly fee of $8,000, which increases by 10% per year, and requires finders fees on acquisitions procured, as defined in the agreement.

The Company has also entered into a consulting agreement with a founding stockholder who is the sole stockholder of Evans (see Note 1). The agreement expires on April 1, 2001 and requires payments of $1,000 per week, together with an automobile allowance of $500 per month. Additionally, the Company has agreed to issue the stockholder an option to purchase up to 120,000 shares of its common stock pursuant to the 2000 stock option plan (see Note 12). The exercise price per share of the option to be granted will be the fair market value of the Company's common stock on the date of grant and the option will not be granted until after the Company's common stock becomes publicly traded. Upon being granted, 60,000 shares will be immediately vested and the remaining 60,000 shares will vest on October 1, 2001, provided that at each such date, the stockholder has served continuously as either a consultant to or employee of the Company.

In June 2000, the Company entered into an employment agreement with one of the founding stockholders to serve as the Company's president. This individual resigned from the Company in September 2000.

In September 2000, the Company entered into an employment agreement with another founding stockholder to serve as the Company's president which, among other things, provides for annual compensation of $120,000 for a three year term, with three one year renewal periods. The agreement also provides for quarterly performance bonuses and certain allowances. Additionally, the Company has agreed to issue the stockholder an option to purchase up to 500,000 shares of its common stock pursuant to the 2000 stock option plan (see Note 12). The exercise price per share of the option to be granted will be the fair market value of the Company's common stock on the date of grant and the option will not be granted until after the Company's common stock becomes publicly traded.

                            EMISSIONS TESTING, INC.

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                              Balance at             Costs and                           Balance at
                                          Beginning of Period         Expense        Deductions         End of Period
                                         ---------------------    -------------     ------------       ---------------
EMISSIONS TESTING, INC.

     For the Period from
     May 5, 2000
     through December 31, 2000:

     Allowance for note receivable
        from related party                     $         -           $  95,000       $    95,000          $         -
                                               ===========           =========       ===========          ===========

     Deferred tax valuation allowance          $         -           $ 150,000       $         -          $   150,000
                                               ===========           =========       ===========          ===========


LAKE HOLDINGS, LLC AND R.V. EVANS
ENTERPRISES, INC. (PREDECESSOR)

     For the Period from
     January 1, 2000
     through May 31, 2000:

     None                                      $         -           $       -       $         -          $         -
                                               ===========           =========       ===========          ===========

     Year Ended
     December 31, 1999:

     None                                      $         -           $       -       $         -          $         -
                                               ===========           =========       ===========          ===========

     Year Ended
     December 31, 1998:

     None                                      $         -           $       -       $         -          $         -
                                               ===========           =========       ===========          ===========


Note: Schedules other than that above are omitted because they are not required or are not applicable, or because the information is furnished elsewhere in the financial statements or the notes thereto.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than selling commissions that we incur, payable by us in connection with the registration of the common stock offered hereby. All of the amounts shown below are estimated, except the SEC registration fee.

                  SEC Registration Fee                      $   9,107
                  Printing Expenses                            12,000
                  Legal Fees and Expenses                     165,000
                  Accounting Fees and Expenses                135,000
                  Blue Sky Expenses and Counsel Fees           12,000
                  Transfer Agent Fees                           3,000
                  Miscellaneous                                10,000
                                                            ---------
                           Total                            $ 346,107
                                                            =========

Item 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         INDEMNIFICATION OF DIRECTORS. Section 14-2-851 of the Georgia Business Corporation Code provides that, except as noted below, a Georgia corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in a manner he believed in good faith to be not opposed to the best interests of the corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director in connection with
(a) any proceeding brought by or in the right of the corporation in which the director was adjudged liable to the corporation, or (b) any other proceeding in which the director was adjudged liable on the basis that a personal benefit was improperly received by the director. Indemnification of a director in a proceeding brought by or in the right of the corporation is limited to reasonable expenses, including attorneys' fees, incurred by the director in connection with the proceeding. Under Georgia law, a corporation may indemnify any individual who is or was a director of a corporation or an individual who, while a director of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. For purposes of O.C.G.A.
Section 14-2-851, the term "proceeding" is broadly defined so as to include any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

         In addition, a corporation may not indemnify a director under O.C.G.A. Section 14-2-851 unless a determination has been made in the specific case that indemnification of the director is permissible in the circumstances because he director has met the standard of conduct set forth in

Section 14-2-851. O.C.G.A. Section 14-2-855 establishes a procedure for selecting the person or persons who will make the determination of eligibility for indemnification under Section 14-2-851. Generally, a determination must be made by (a) by the board of directors of the corporation by majority of a quorum consisting of directors not at the time parties to the proceeding: (b) if a quorum of such directors cannot be obtained, by majority vote of a committee duly designated by the board of directors consisting of two or more directors not at the time parties to the proceeding; (c) by special counsel selected by the board of directors or a committee designated by the board, or (d) by the shareholders, although shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

         Further, a corporation may pay for or reimburse the reasonable expenses, including attorneys' fees, incurred by a director who is or was a party to a proceeding in advance of the final disposition of the proceeding if the director furnishes the corporation with a written affirmation of his
(a) good faith believe that he has met the standard of conduct set forth in
Section 14-2-851, and (b) promise to repay any advances if it is ultimately determined that his is not entitled to indemnification, which promise need to be secured by any collateral and may be accepted by the corporation without regard to the director's financial ability to make repayment.

         Georgia law also provides that, in certain circumstances, a corporation must indemnify its directors. O.C.G.A Section 14-2-852 provides that, unless limited by the corporation's articles of incorporation, a director is entitled to recover from the corporation all reasonable expenses, including attorneys' fees, incurred by him in the defense of any proceeding to which he was a party, or to the defense of any claim, issue, or matter therein, because he is or was a director of the corporation, to the extent the director was successful of the merits, or otherwise, in the proceeding, claim, issue of matter.

         Unless the corporation's articles of incorporation provide otherwise, a director who is a party to a proceeding may apply to the court conducting the proceeding or another court of competent jurisdiction for indemnification or the advance payment of expenses. O.C.G.A. Section 14-2-854 permits court-ordered indemnification three situations:

         (1) A director entitled to mandatory indemnification under Section 14-2-852 may enforce that right by judicial proceeding, in which event the court may also order the corporation to pay the reasonable expenses incurred by the director in connection with the proceeding;

         (2) Indemnification at the court's discretion is permitted in all cases whether or not the director met the requisite standard of conduct set forth in Section 14-2-851 or is otherwise ineligible for indemnification; and

         (3) A director secures a court order for the advance payment of expenses as set forth in Section 14-2-853.

         Finally, under the provisions of O.C.G.A. Section 14-2-856, with the approval or ratification of its shareholders by a majority of the votes entitled to be case, a corporation may indemnify or obligate itself to indemnify a party to a proceeding, including one brought by or in the right of the corporation, without regard to any statutory limitations. This right, however, cannot be exercised in favor of a director in which the director has been adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation, for (a) any appropriation, in violation of his duties, of any business opportunity of the corporation, (b) act or omissions that involve intentional misconduct or a knowing violation of law, (c) any unlawful distribution to shareholders of assets or properties belonging to the corporation, or (d) any transaction from which the director receives an improper personal benefit. Also, the shareholders right to authorize the payment or reimbursement of a director's expenses incurred in a proceeding in advance of final disposition of the proceeding, may be made only if the director furnishes the corporation with a written affirmation of his good faith believe that his conduct does not constitute behavior of the kind described in clauses (a) through (d) of this paragraph and with a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification under
Section 14-2-856.

         INDEMNIFICATION OF OFFICERS. A Georgia corporation may, unless its articles of incorporation otherwise provide, indemnify and advance expenses to an officer, employee and agent who is not a director of the corporation, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contracts. In addition, unless the articles of incorporation otherwise provide, an officer of the corporation who is not a director is entitled to mandatory indemnification under O.C.G.A Section 14-2-852, described above, and is entitled to apply for court indemnification under O.C.G.A. Section 14-2-854, described above, in each case to the same extent as a director.

         INSURANCE. O.C.G.A. Section 14-2-858 permits a corporation to purchase and maintain insurance of behalf of directors, officers, employees, or agents against liabilities imposed on them by reason of actions in their official capacity or arising from their service to the corporation or another entity at the corporation's request.

         BYLAWS OF EMISSIONS TESTING, INC. Our bylaws provide for indemnification rights to any person who was or is threatened to be a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of ours, against expenses, including reasonable attorneys' fees, reasonably incurred by such person in connection with such proceeding, if such person acted in a manner he or she believed in good faith to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful, to the maximum extent permitted by, and in the manner provided by, the Georgia Business Corporation Code.

         In addition, to the extent that our directors, officers, employees or agents have been successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party, in the defense of any claim, issue, or matter therein, because that individual is or was a director, officer, employee or agent of ours, we will indemnify such person against reasonable expenses incurred by that person in connection therewith. We may not indemnify a director, officer, employee or agent under our bylaws unless a determination has been made by our disinterested members of our board of directors, or alternatively by disinterested shareholders or by special legal counsel, as provided in the bylaws, in each specific case that such person has met the standard of care required under the bylaws for indemnification.

         Furthermore, we may pay for or reimburse the reasonable expenses incurred by our directors, officers, employees or agents who parties to a proceeding in advance of final disposition of the proceeding if (a) such person furnishes us with a written affirmation of such person's good faith believe that he or she has met the standard of conduct required for indemnification by us, and (b) such person furnishes us with a written undertaking to repay any advances if its is ultimately determined that such person is not entitled to indemnification by us.

         Insofar as indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Item 15.  RECENT SALES OF UNREGISTERED SECURITIES

         Since inception, we have sold unregistered shares of our common stock in the amounts, at the times, and for the aggregate amounts of consideration listed as follows:


Date                Class      Shares              Purchaser           Consideration
----                ------   ---------   ----------------------------  -------------
January 31, 2001    Common   3,553,137   GCA Strategic Investment       $1,030,410
                                           Fund Limited
May 2, 2000         Common     310,000   Porter Lane Investment, Inc.        $0
May 2, 2000         Common     310,000   Irish Investments, LLC              $0
May 2, 2000         Common     310,000   Emerald Marine, Ltd.                $0
May 2, 2000         Common     310,000   Westhurst, Ltd.                     $0
May 2, 2000         Common     310,000   Bolling Investments, LLC            $0
May 2, 2000         Common     200,000   Richard A. Parlontieri              $0
May 2, 2000         Common     110,000   William S. Estroff                  $0
May 2, 2000         Common     100,000   ARM & Associates, LLC               $0
May 2, 2000         Common     100,000   Gant Alumni Associates, LLC         $0
May 2, 2000         Common      50,000   Karen Vickers                       $0
May 2, 2000         Common      50,000   Sidney E. Brown                     $0
May 2, 2000         Common      50,000   Robert D. Downey                    $0
May 2, 2000         Common      50,000   William L. Ross                     $0
May 2, 2000         Common      50,000   John J. McManus                     $0
May 2, 2000         Common     140,000   Robert Evans                        $0

-------------

         No underwriters were engaged in connection with the foregoing offers and sales of securities. Such offers and sales of common stock were made in reliance upon the exemption from registration set forth in Section 4(1) in connection with the formation of the Registrant, and such offers and sales of the Series A Convertible Debentures and the related Warrants were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder for transactions not involving a public offering.

Item 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)  EXHIBITS

Exhibit
  No.    Description
-------  -----------

1.1      Underwriting Agreement between Emissions Testing and
                            *
         -------------------

3.1      Articles of Incorporation of Emissions Testing, Inc. **

3.1.1 Articles of Amendment of Articles of Incorporation of eMissions Testing, Inc.**

3.2      Bylaws of Emissions Testing, Inc.**

4.1      Specimen of Common Stock Certificate.**

5.1      Opinion of Counsel regarding legality of the shares.*

10.1 Securities Purchase Agreement by and between Emissions Testing, Inc. and GCA Strategic Investment Fund Ltd., as amended, dated June 1, 2000.**

10.2 Security Agreement dated June 1, 2000 by and between Emissions Testing, Inc. and GCA Strategic Investment Fund, Ltd., as amended, as of September 15, 2000.**

10.3 7% Convertible Debentures in the principal amount of $525,000 from Emissions Testing, Inc. to GCA Strategic Investment Fund, Ltd., dated June 1, 2000.**

10.4 Common Stock Purchase Warrant issued by Emissions Testing, Inc. to GCA Strategic Investment Fund, Ltd. For 250,000 shares, dated June 1, 2000.**

10.5     7% Convertible Debenture in the principal amount of $100,000 from

         Emissions Testing, Inc. to GCA Strategic Investment Fund, Ltd., dated September 15, 2000.**

10.6 Common Stock Purchase Warrant issued by Emissions Testing, Inc. to GCA Strategic Fund, Ltd. for 50,000 shares, dated September 15, 2000.**

10.7 Letter from GCA Strategic Investment Fund, Ltd., dated September 15, 2000 regarding Waiver of Closing Conditions for $100,000 Subsequent Takedown Financing of 7% Convertible Debentures of Emissions Testing, Inc.**

10.8 Registration Rights Agreement dated June 1, 2000 by and between Emissions Testing, Inc. and GCA Strategic Investment Fund, Ltd.**

10.9 Asset Purchase Agreement by and between Emissions Testing, Inc. and Lake Holdings, LLC, dated June 1, 2000.**

10.10 Employment Agreement by and between Emissions Testing, Inc., and Richard A. Parlontieri, dated September 18, 2000.**

10.11 Consulting Agreement by and between Emissions Testing, Inc., and Porter Lane Investments, Inc., dated May 5, 2000.**

10.12 12% Promissory Note from Beachside Commons I, LLC to Emissions Testing, Inc., dated September 15, 2000.**

10.13 Purchase Agreement by and between Emissions Testing, Inc. and Irish Investments, LLC, dated September 15, 2000.**

10.14 Employment Agreement by and between Emissions Testing, Inc., and Richard A. Parlontieri dated as of September 18, 2000.**

10.15    Emissions Testing, Inc. 2000 Stock Option Plan.**

10.16 Consulting Agreement dated as of June 1, 2000, between Emissions Testing, Inc., and Robert Evans.**

10.17 Promissory Note Purchase Agreement, dated as of November 30, 2000, between Emissions Testing, Inc., and Porter Lane Investments, Inc.**

10.18 Agreement dated as of December 8, 2000 between Emissions Testing, Inc. and GCA Strategic Investment Fund Limited.**

10.19 Letter dated October 3, 2000 from GCA Strategic Investment Fund Limited to Emissions Testing, Inc., relating to the Series A Convertible Debenture in the principal amount of $100,000.00 sold by Emissions Testing, Inc., to GCA on or about September 15, 2000.**

10.20 Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing, Inc. and GCA Strategic Investment Fund Limited, dated December 1, 2000.**

10.21 Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing, Inc. and Porter Lane Investments, Inc., dated December 1, 2000.**

10.22 Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing, Inc. and Irish Investments, LLC, dated December 1, 2000.**

10.23 Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing, Inc. and Emerald Marine, Ltd., dated December 1, 2000.**

10.24 Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing, Inc. and Westhurst, Ltd., dated December 1, 2000.**

10.25 Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing, Inc. and Bolling Investments, LLC, dated December 1, 2000.**

10.26 Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing, Inc. and Williams S. Estroff, dated December 1, 2000.**

10.27 Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing, Inc. and Gant Alumni Associates, LLC, dated December 1, 2000.**

10.28 Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing, Inc. and ARM & Associates, LLC, dated December 1, 2000.**

10.29 Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing, Inc. and Richard A. Parlontieri, dated December 1, 2000.**

10.30 Mortgage dated November 30, 2000, between Beachside Commons I, Inc., and Emissions Testing, Inc.**

10.31 Lease Agreement by and between Barry N. Jones and Emissions Testing, Inc. dated as of May 25, 2000 for certain leased premises located at 400 Colony Park, Building 104, Suite 600, Cumming, Georgia 30041.**

10.32 Lease Agreement with Purchase Option by and between the Estate of Miriam G. Homeyer and Lake Holdings, LLC d/b/a Quick Test dated as of June 2, 1999 for certain leased premises located at 27 Crogan Street, Lawrenceville, Georgia.**

10.33 Lease Agreement by and between The Right Stuff Food Stores, Inc. and State Approved Emissions dated as of September 1, 1997 for certain leased premises located at 554 Atlanta Highway, Cumming, Georgia 30041.**

10.34 Land Lease by and between Motiva Enterprises, LLC and eMissions Testing, Inc. dated as of September 1, 2001 for certain leased premises located at 4125 Jimmy Carter Boulevard, Norcross, Georgia 30093.**

10.35 Land Lease by and between Motiva Enterprises, LLC and eMissions Testing, Inc. dated as of September 1, 2000 for certain leased premises located at 1807 Beaver Ruin Road, Norcross, Georgia 30071.**

10.36 Consent to Assignment of Lease by The Estate of Miriam G. Homeyer to that certain Lease Agreement with Purchase Option by and between the Estate of Miriam G. Homeyer and Lake Holdings, LLC d/b/a Quick Test dated as of June 2, 1999 for certain leased premises located at 27 Crogan Street, Lawrenceville, Georgia.**

10.37 Termination Agreement by and between GCA Strategic Investment Fund, Ltd. and Emissions Testing, Inc., dated January 31, 2001.*

10.38 Conversion Certificate issued by GCA Strategic Investment Fund, Ltd. to Emissions Testing, Inc., dated January 31, 2001.*

10.39 Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing, Inc. and Porter Lane Investments, Inc., dated February 1, 2001.*

10.40 Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing, Inc. and Irish Investments, LLC, dated February 1, 2001.*

10.41 Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing, Inc. and Emerald Marine, Ltd., dated February 1, 2001.*

10.42 Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing, Inc. and Westhurst, Ltd. dated February 1, 2001.*

10.43 Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing, Inc. and Bolling Investments, LLC dated February 1, 2001.*

10.44 Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing, Inc. and William S. Estroff, dated February 1, 2001.*

10.45 Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing, Inc. and Gant Alumni Associates, LLC, dated February 1, 2001.*

10.46 Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing, Inc. and ARM & Associates, LLC, dated February 1, 2001.*

10.47 Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing, Inc. and Richard A. Parlontieri, dated February 1, 2001.*

23.1.    Consent of the Independent Auditors - Bennett Thrasher PC

23.2     Consent of Independent Auditors.**

23.3     Consent of Epstein, Becker & Green, P.C. (included in Exhibit 5.1).*

23.4     Consent of Independent Auditors.**

27.1     Financial Data Schedule.**

------------
         *        To be filed by amendment
         **       Previously filed

Item 17.  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         We hereby undertake:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; and

                  (2) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

                  (3) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (4) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (5) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (6) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cumming, State of Georgia, on March _____, 2001.


                         EMISSIONS TESTING, INC.


                         /s/ Richard A. Parlontieri
                         ----------------------------------------------------
                                           (Signature)

                         PRESIDENT
                         ----------------------------------------------------
                                                (Title)

                          ---------------------------------------------------
                                                (Date)



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


SIGNATURE                                       TITLE



/s/ Richard A. Parlontieri                      President and Chief Executive
-----------------------------------------       Officer
Richard A. Parlontieri



/s/ Richard A. Parlontieri                      Chief Financial and Accounting
-----------------------------------------       Officer
Richard A. Parlontieri



The Board of Directors



/s/ William L. Ross                              Director
-----------------------------------------
William L. Ross

/s/ Richard D. Downey                            Director
-----------------------------------------
Richard D. Downey


/s/ Sidney E. Brown                              Director
-----------------------------------------
Sidney E. Brown


/s/ Richard A. Parlontieri                       Director
-----------------------------------------
Richard A. Parlontieri